Exhibit 10.42
MASTER AGREEMENT
By and among
TANDEM HEALTH CARE, INC.
and
COLONIAL CARE, LLC
and
SMITH/PACKETT MED-COM, INC.
and
SP ENTERPRISES, LLC
and
JAMES R. SMITH
and
SP GRAYSON, LLC, GENERATION LEASING COMPANY, II, LLC
GENERATION DEVELOPMENT COMPANY, LLC, SP FISHERSVILLE, LLC,
SP NEWPORT NEWS, LLC, SP KINGS DAUGHTER, LLC, SP WILLIAMSBURG, LLC,
SP WINDSOR, LLC, AND SP LAFAYETTE VILLA, LLC
JANUARY 14, 1999

MASTER AGREEMENT
     THIS MASTER AGREEMENT is made as of this 14th day of January, 1999, by and among TANDEM HEALTH CARE, INC., a Pennsylvania corporation (“THC”), COLONIAL CARE, LLC, a Virginia limited liability company (“Colonial”), SMITH/PACKETT MED-COM, INC., a Virginia corporation (“SPMC”), SP ENTERPRISES, LLC, a Virginia limited liability company (“SP”); and JAMES R. SMITH, an individual, SP GRAYSON, LLC, GENERATION LEASING COMPANY, II, LLC, GENERATION DEVELOPMENT COMPANY, LLC, SP FISHERSVILLE, LLC, SP NEWPORT NEWS, LLC, SP KINGS DAUGHTER, LLC, SP WILLIAMSBURG, LLC, SP WINDSOR, LLC, AND SP LAFAYETTE, LLC (“Operating Companies”).
WITNESSETH:
     WHEREAS, SPMC and Colonial are engaged in the business of developing, owning, operating and/or managing skilled nursing, assisted living, and other long-term care and related types of facilities throughout the United States; and
     WHEREAS, THC is engaged in developing, owning, operating and/or managing nursing homes throughout the United States; and
     WHEREAS, SP is engaged in holding the interests in certain limited liability companies referred to as the Operating Companies herein, that hold the leases and management agreements identified as Assets on Schedule 1.1 herein; and
     WHEREAS, the parties wish to joint venture in certain efforts upon the terms and conditions as set forth herein.

     NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. ACQUISITION
     1.1 Formation.
          Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date, as defined in this Article, THC and SP shall form Tandem Health Care of Virginia, LLC, a Virginia limited liability company (“THCV”). THC shall receive a 51% membership interest in THCV and SP shall receive a 49% interest in THCV in exchange for the consideration set forth in Section 1.6 herein, and subject to the other conditions of this Agreement. Such membership interests shall be issued free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever. The acquisition of this membership interest is specifically conditioned upon Section 1.2 herein.
     1.2 Condition to Acquisition.
          Prior to the Closing Date, SP will be the sole owner of the membership interests in the Operating Companies and Colonial. Said Operating Companies and Colonial shall also own the Assets identified on Schedule 1.1 as of the Closing Date, all of which shall be a precondition of the acquisitions set forth in Section 1.1.

     1.3 Region of THC.
          THCV shall function as a separate region of THC and THC shall have operational control subject to the provisions of this Agreement or further agreement of the members of THCV.
     1.4 Working Capital Loan to THCV.
          THC agrees to enter into a Loan Agreement with SP in the amount of $150,000 as soon as all membership interests in the Operating Companies and Colonial are transferred to SP. Said loan shall be secured by the Assets of SP until the transactions contemplated in this Agreement close, and by the personal guaranty of James R. Smith. The loan documents shall be in a form agreed to by the parties as set forth in Schedule 1.4 attached hereto. In the event that the transaction closes, the loan documents shall provide for the repayment of the $150,000 loan by SP to THC, together with interest thereon at the rate of 7-1/2% per annum, on or about February 1, 2000. This amount may be deducted from any amounts due to SP from THC pursuant to Section 1.8 herein. Further, THC agrees that the $150,000 loan will convert to a non-refundable deposit if THC refuses to close under the terms of this Agreement after SP has met all conditions to Closing under Articles 8 and 9 herein. In the event that the transactions contemplated under this Agreement do not close and SP has not met all conditions to Closing, the loan documents shall provide for the repayment of the $150,000 loan by SP to THC, together with interest thereon at the rate of 7 1/2%, on or before February 28, 1999.

     1.5 The Closing and Closing Date.
          The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of THC’s counsel at One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania, 15219, at 8:30 a.m. local time on or before January 29, 1999 to be effective on February 1, 1999 or on such other date and at such other place as the parties may agree. The date of the Closing is hereinafter referred to as the “Closing Date.”
     1.6 Consideration.
     As of the Closing Date SP and THC shall make the capital contributions to THCV shown below:
(a) SP shall contribute its membership interests in the Operating Companies and Colonial and in the Assets identified in Schedule 1.1, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever.
(b) THC shall contribute: (i) Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) in cash; (ii) a $650,000 Promissory Note of THC in the form attached hereto as Schedule 1.6(b)(ii) which Promissory Note shall bear interest only, payable quarterly, at 7-1/2% per annum, with the entire principal balance due on the earlier of the third anniversary of the Closing Date, or the exercise of the option pursuant to Section 7.8 herein, and be secured by the pledge of the THCV membership interests transferred to THC upon the consummation of this transaction; (iii) if THCV does not convert the management agreement for

Lafayette Villa to a lease pursuant to Section 1.12 on or before the maturity date of the Promissory Note, through THCV’s own actions or inactions, but not in the case of a failure of conditions or upon an action of SPMC, then THCV shall pay to SP an additional $100,000 in cash on the maturity date of the $650,000 Promissory Note.
(c) To compensate SP for the value of the interests in the Operating Companies and Colonial in excess of the value of the membership interests in THCV received by SP, THCV shall immediately upon the Closing, unless said funds are necessary to satisfy the provision of Section 1.8, (i) distribute to SP $550,000 of the cash capital contribution described in subsection (b)(i); (ii) assign to SP the promissory note described in subsection b(ii), and (iii) either assume or prepay the approximately $800,000 balance outstanding on the Closing Date (the “HCFP Balance”) of the working capital loan of the Operating Companies from HCFP, more fully described on Schedule 2.10, and issue to SP a promissory note in a form reasonably acceptable to THC as attached hereto at Schedule 1.6(c), in the amount of the difference between $2,100,000 and the HCFP Balance. The promissory note shall be fully collateralized from the remaining cash of THCV received from the capital contribution of THC. Such cash shall be used to acquire a certificate of deposit issued by a financial institution chosen by James R. Smith and satisfactory to THC which shall be the sole source of funds for repayment of the promissory note. Such promissory note shall bear interest at the minimum applicable federal rate for demand loans as provided in Section 1274 of the Code.

THCV shall not have the option to prepay such note, but such note shall be payable in whole or in part on the demand of the holder thereof.
     1.7 Ongoing Working Capital Commitment.
          THCV and THC shall be responsible for arranging or providing the debt required for the ongoing working capital of THCV and other purposes agreed to by the members of THCV. The working capital debt will be a direct obligation of THCV. Such debt shall be incurred on commercially reasonable terms. SP hereby consents to THCV entering into such arrangements to obtain the working capital financing. James R. Smith agrees to consider delivering a guaranty that would be secondary to the guaranty of THC or its affiliates for its account receivable financing with Healthcare Capital Resources, Inc., if such guaranty is deemed by James R. Smith, in his sole discretion, to be desirable (“Smith Guaranty”).
     1.8 Closing Balance Sheet.
          SP will prepare a closing balance sheet setting forth the assets and liabilities to be transferred to THCV after the consummation of the transactions on the Closing Date (the “SP Closing Balance Sheet”). The SP Closing Balance Sheet shall show all assets within the Operating Companies and Colonial which interests are being transferred to THCV as evidenced by the membership interests transferred into THCV (the “Transferred Assets”). The Transferred Assets shall be equal to or greater than the total amount of liabilities being transferred to THCV (the “Transferred Liabilities”). Transferred Assets and Transferred Liabilities shall be calculated in accordance with GAAP. In no event will the excess of Transferred Liabilities over Transferred Assets exceed $2,650,000. To the extent that Transferred Liabilities exceed Transferred Assets, SP shall cause such excess Transferred Liabilities to be satisfied (with the contribution made by

THC to THCV) on the Closing Date, provided that SP may leave some unsecured intercompany debt outstanding in an amount not to exceed the certificate of deposit purchased pursuant to Section 1.6(c) if such debt is not secured by the Assets of the Operating Companies or Colonial. To the extent that the Transferred Assets exceed the Transferred Liabilities, SP shall have a right to receive a payment from THCV in the amount of 50% of such excess, without interest, on February 1, 2000, and the balance of any excess on February 1, 2001. THCV agrees to give SP a quarterly accounting of the Closing Balance Sheet for the first four quarters after the Closing within fifteen (15) days after the close of each quarter following the Closing Date.
     1.9 Excluded Assets.
          SP shall transfer all Transferred Assets as evidenced by the membership interests in the Operating Companies and Colonial listed on Schedule 1.1, with the exception of the transactions outlined in Section 1.12 hereafter. Excluded from Transferred Assets will be (i) all payments to be received from THCV pursuant to Section 1.6(c); and (ii) moneys received by THCV from Medicaid or Medicare or other sources for periods prior to the Closing Date, including settlement amounts, which shall be paid to SP within five days of THCV’s receipt of same, but only to the extent such assets are not reflected on the SP Closing Balance Sheet in accordance with Section 1.8 herein.
     1.10 Excluded Liabilities.
          The following are Excluded Liabilities under this Agreement, which will not be assumed by THC or THCV: (i) all claims for any liabilities of Colonial, SP the Operating Companies, SPMC, and James R. Smith that occurred prior to the Closing Date unless reflected on the SP Closing Balance Sheet; (ii) any indebtedness of SPMC, Colonial, SP, and the Operating

Companies not shown on the SP Closing Balance Sheet and (iii) any and all tax liability of THCV or THC as it relates to the promissory note delivered pursuant to Section 1.6(c)(iii), or under Section 1.7 as it relates to the Smith Guaranty. SPMC, Colonial, SP, and/or James R. Smith shall satisfy all working capital lines and inter-company debt relating to the operation of all of the Operating Companies and Colonial to the extent such debt is secured by any assets of the Operating Companies or Colonial, except for the $300,000 loan referenced in Section 1.4 herein. SP may elect to leave outstanding all or a portion of any unsecured debt owed to SPMC or James R. Smith which debt when transferred to THCV shall be evidenced by the promissory note issued by THCV to SP pursuant to Section 1.6(c)(iii) and therefore shall be reduced on THCV’s books on a dollar for dollar basis with each payment made pursuant to such promissory note. In the event that THCV receives any notification of any moneys owed to Medicare, Medicaid or other third party payors for periods prior to the Closing Date, THCV shall give prompt notice of such claim to SP. SP shall have the right to defend against such payments, at the sole expense of SP, but with the reasonable cooperation of THCV. In the event that an actual amount must be repaid by THCV on behalf of one of the Operating Companies to Medicare, Medicaid or other third party payors as a result of such claim, SP shall indemnify THCV for said amount, with payment being made by SP to THCV within thirty (30) days of the notice of the actual payment required.
     1.11 Parkview Nursing Facility.
          At Closing, THCV or its designee and Generation Development Company, LLC, one of the Operating Companies, (“GDC”) will enter into a management agreement in the form attached hereto as Schedule 1.11. That management agreement will convert into a lease in the form attached hereto as Schedule 1.11(a) upon satisfaction of the following conditions:

               (a) Approval by HUD of a workout plan reasonably acceptable to GDC with respect to the HUD financing of real property for the Parkview facility;
               (b) Consent of HUD to the lease of the Parkview facility to THCV;
               (c) Acceptance by THCV in its reasonable discretion of corrective actions to address environmental conditions at the Parkview Nursing site identified in the Phase I Environmental Site Assessment prepared by ATC Associates dated December 22, 1998;
               (d) Approval by THCV of the HUD workout plan or other replacement financing; and
               (e) Approval by THCV of the status of the title and confirmation that there has been no material adverse change in the physical condition of the property at the time of the conversion to the lease.
     1.12 Lafayette Villa.
          At Closing, THCV or its designee will enter into a management agreement for Lafayette Villa in the form attached hereto as Schedule 1.12. That management agreement will convert at the option of SP to a lease in the form attached hereto as Schedule 1.12(a) upon the satisfaction of the following conditions:
          (a) For a period of three (3) consecutive months, the facility achieves EBITDA before any management fees or rent equal to or greater than the sum of the rental payment, as rental payment is defined in Schedule 1.12(a), i.e. the Lafayette Villa lease, for the period plus 4% of net revenues;
          (b) Since the Closing under this Agreement, there has been no material adverse changes in the physical condition of the facility; and

          (c) THCV or THC shall approve the status of the title, Environmental Phase I, and licensure, other than licensure concerns caused by THCV as manager, at the time of the conversion to the lease.
  2. REPRESENTATIONS AND WARRANTIES OF SPMC, COLONIAL, SP, THE OPERATING COMPANIES, AND JAMES R.     SMITH
     SPMC, Colonial, SP, the Operating Companies, and James R. Smith, represent and warrant to THC and THCV and covenant and agree with THC and THCV as follows, all of such representations and warranties being made by all of the parties, regardless of whether specifically designated herein, except that SPMC makes only the representations in Sections 2.1, 2.2, 2.6 and 2.7:
     2.1 Organization, Qualification and Status.
          SPMC is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. SPMC has full corporate power and authority to own, lease and use its properties and to carry on its business as presently conducted. SPMC is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions listed on Schedule 2.1 hereto, which are all the jurisdictions in which the nature of its business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary.
          Colonial is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Colonial has full power and authority to own, lease and use its properties and carry on its business as presently conducted. Colonial is duly qualified or licensed to do business and in good standing as a foreign limited liability company in each of the jurisdictions listed on Schedule 2.1 hereto, which are all the jurisdictions in which the nature of its business or the character of the properties and assets which its owns or leases make such qualification or licensing necessary.
          SP is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. SP has full power and authority to own, lease and use its properties and carry on its business as presently conducted. SP is duly qualified or licensed to do business and in good standing as a foreign limited liability company in each of the jurisdictions listed on Schedule 2.1 hereto, which are all the jurisdictions in which the nature of its business or the character of the properties and assets which its owns or leases make such qualification or licensing necessary.
          The Operating Companies are limited liability companies duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Operating Companies have full power and authority to own, lease and use their properties and carry on their business as presently conducted. The Operating Companies are duly qualified or licensed to do business and in good standing as foreign limited liability companies in each of the jurisdictions listed on Schedule 2.1 hereto, which are all the jurisdictions in which the nature of their business or the character of the properties and assets which they own or lease make such qualification or licensing necessary.
          Except as set forth on Schedule 2.1 hereto, all parties have not, during the six (6) year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any person or entity. Schedule 2.1 also sets forth all fictitious names under which SPMC, Colonial, SP, or the Operating Companies or such predecessors have conducted business.
     2.2 Corporate Instruments and Records.
          The copies of SPMC’s Articles of Incorporation and By-laws, appended hereto as Schedule 2.2, are true, correct and complete and include all amendments to the date hereof. SPMC’s minute books, as made available to THC, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of SPMC’s shareholders and directors and committees thereof. The stock certificate books and ledgers of SPMC, as made available to THC, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of SPMC.
          The copies of Colonial’s organizational and operating documents, appended hereto at Schedule 2.2(a), are true and correct and complete and include all amendments to the date hereof. Colonial’s minute books, as made available to THC, contain a true, complete and correct record of all limited liability company action taken on or prior to the date hereof at the meetings of Colonial’s members and committees thereof. The membership certificate books and ledgers of Colonial, as made available to THC, are true, correct and complete and accurately reflect, at the date hereof, the ownership of the outstanding membership interest in Colonial.
          The copies of SP’s organizational documents, appended hereto at Schedule 2.2(a), are true and correct and complete and include all amendments to the date hereof. SP’s minute books, as made available to THC, contain a true, complete and correct record of all limited liability company action taken on or prior to the date hereof at the meetings of SP’s members and committees thereof. The membership certificate books and ledgers of SP, as made available to

THC, are true, correct and complete and accurately reflect, at the date hereof, the ownership of the outstanding membership interest in SP.
          The copies of the Operating Companies’ organizational documents, appended hereto at Schedule 2.2(a), are true and correct and complete and include all amendments to the date hereof. The Operating Companies’ minute books, as made available to THC, contain a true, complete and correct record of all limited liability company action taken on or prior to the date hereof at the meetings of the Operating Companies’ members and committees thereof. The membership certificate books and ledgers of the Operating Companies, as made available to THC, are true, correct and complete and accurately reflect, at the date hereof, the ownership of the outstanding membership interest in the Operating Companies.
     2.3 Capitalization.
          The representations and warranties in this Section are made as to what will be true on the Closing Date. The authorized membership interests in SP are set forth on Schedule 2.3. All of said membership rights will be validly issued, fully paid and non-assessable and entitled to vote at the member’s meetings, and none of such membership interests have been issued in violation of any rights of members or transferred in violation of any transfer restrictions relating thereto. There will be no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, or other rights of any nature to purchase or otherwise receive, or to require Colonial, SPMC or SP to purchase, redeem or acquire, any membership rights or other securities of SP and there is no outstanding security of any kind convertible into such membership right. There are no existing membership agreements, voting agreements or voting trusts respecting any membership interests in SP other than the Operating Agreement of SP.

     2.4 Ownership of Membership Rights.
          The representations and warranties in this Section are made as to what will be true on the Closing Date. The Members of SP listed on Schedule 2.4 hereto will own and hold, beneficially and of record, the entire right, title and interest in and to the number of membership rights set forth opposite their names, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever, and have full power and authority to vote said membership and to approve the transactions contemplated by this Agreement, such membership rights constituting, in the aggregate, all of the issued and outstanding membership rights of SP. Each such member will have full power and authority to vote, transfer and dispose of the membership rights owned and held by him, her or it, free and clear of any claim, suit, proceeding, call, voting trust, proxy, restriction, security interest, lien or other encumbrance of any kind or nature whatsoever.
     2.5 No Subsidiary.
          Except as set forth on Schedule 2.5, SP does not have any subsidiary or any ownership interest in any other entity. SP is not a party to any joint venture arrangement and does not have the right to acquire any securities, membership rights or ownership interests in any other person or entity.
     2.6 Authorization; Valid and Binding Obligation.
          SPMC, Colonial, SP and James R. Smith have the authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of SPMC,

Colonial, SP and James R. Smith and constitutes the valid and legally binding obligation of each enforceable against them in accordance with its terms.
     2.7 No Violation.
          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-laws, or organizational or operational document, as the case may be, of SPMC, Colonial or SP, nor (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement, understanding, arrangement, indenture, contract, lease, sublease, loan agreement, note, restriction, obligation or liability to which SPMC, Colonial, SP or James R. Smith is a party or by which they are bound or to which they or its assets are subject (individually, an “Instrument” and collectively, the “Instruments”), nor (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of SPMC, Colonial, SP or James R. Smith, nor (iv) result in the creation of any lien, claim, charge or encumbrance on the assets, capital stock or properties or SPMC, Colonial, SP or James R. Smith, nor (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which SPMC, Colonial or SP or any of their respective assets or properties are subject, nor (vi) require Colonial, SPMC, SP or the Operating Companies or James R. Smith to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, any foreign, federal, state, county, local or other governmental or regulatory body.
     2.8 Financial Statements.
          Schedule 2.8 hereto contains true, correct and complete copies of the following financial statements of Colonial and the Operating Companies of SP at the dates and for the periods specified:
          (a) Audited financial statements of Colonial for December 31, 1997; and
          (b) a balance sheet and income statement of October 31, 1998 for Colonial and the Operating Companies (the “October Balance Sheet”),
in each case together with the notes thereto. Each of the foregoing financial statements has been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, and presents fairly the financial position and results of operations and cash flows of Colonial and the Operating Companies at the dates and for the periods specified. All liabilities and obligations of Colonial and the Operating Companies outstanding as of the dates of the aforesaid financial statements required to be reflected as liabilities in accordance with GAAP have been included in said financial statements. There have been no material changes in the financial condition, assets or liabilities of Colonial and the Operating Companies from the date of the Balance Sheet (the “Balance Sheet Date”) to the date hereof, except changes in the ordinary course of business, none of which, either singly or in the aggregate, has been materially adverse. Since the Balance Sheet Date, Colonial and the Operating Companies have conducted their businesses in a normal and customary manner. The books and records of Colonial and the

Operating Companies from which the financial statements were prepared properly and accurately record the transactions and activities which they purport to record.
     2.9 Absence of Undisclosed and Contingent Liabilities.
          Except as set forth on Schedule 2.9 hereto, Colonial, SP and the Operating Companies have no liabilities of any nature (whether secured or unsecured, accrued, absolute or contingent, unliquidated or otherwise and whether known or unknown or due or to become due) as of the date hereof other than (i) liabilities disclosed or reserved against in the October Balance Sheet, (ii) liabilities arising in the ordinary course of business after the date of the October Balance Sheet, (none of which either singly or in the aggregate, will have a material adverse effect on the business, assets, financial condition or prospects of Colonial,) and (iii) Excluded Liabilities, as herein defined. Colonial, SP and the Operating Companies know of no basis for the assertion against them by any person of a claim based on a liability which is not disclosed on the October Balance Sheet.
     2.10 No Adverse Changes.
          Except as set forth on Schedule 2.10 hereto, since the October Balance Sheet Date there has not been:
          (a) a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of Colonial, SP and the Operating Companies;
          (b) the issuance by Colonial, SP or the Operating Companies of any notes, bonds or other debt securities or any equity securities;

          (c) the declaration, setting aside or payment of any dividend or other distribution in respect of the membership rights of Colonial, SP or the Operating Companies, or the purchase, redemption, issue, sale or other disposition of any such rights, or the sale or grant of any options, warrants, puts, calls or other rights or obligations to purchase or convert into membership rights or indebtedness of Colonial, SP or the Operating Companies;
          (d) any mortgage or pledge of, or creation of any lien, pledge, charge, security interest or encumbrance respecting any property or assets of Colonial, SP or the Operating Companies, except for liens of current property taxes not yet due and payable;
          (e) the borrowing of any amount of money or the incurring of or becoming subject to any liabilities, except (i) current liabilities incurred in the ordinary course of business, and (ii) liabilities under contracts entered into in the ordinary course of business;
          (f) the discharge or satisfaction of any lien or encumbrance or the payment of any obligation or liability, other than current liabilities paid in the ordinary course of business;
          (g) any damage, theft, destruction or casualty loss, whether or not covered by insurance, adversely affecting the properties or operations of Colonial, SP or the Operating Companies;
          (h) any sale, lease, transfer or assignment of any asset (tangible or intangible) of Colonial, SP or the Operating Companies or the cancellation of any debt or claim except for a fair consideration and in the ordinary course of business;
          (i) the disclosure of any proprietary confidential information of Colonial, SP or the Operating Companies to any person other than their respective lenders, agents and advisors;

          (j) any cancellation, settlement or compromise of any claim or debt due to or owing by Colonial, SP or the Operating Companies in an amount exceeding $10,000 individually or $25,000 in the aggregate;
          (k) any loss, waiver or release of any material rights of Colonial, SP or the Operating Companies, whether or not in the ordinary course of business or consistent with past practice;
          (l) the negotiation or execution of any arrangement, agreement or understanding to which Colonial, SP or the Operating Companies is a party which cannot be terminated by any of them on notice of thirty (30) days or less without cost or penalty;
          (m) any increase in salary, bonus, fringe benefit, or incentive or other compensation payable or to become payable to any officer, director, employee, affiliate or other person receiving compensation of any nature from Colonial, SP or the Operating Companies or any increase in the number of shares or membership rights obtainable under, or acceleration of the time of exercisability of, any membership option, membership bonus or similar plan of Colonial, SP or the Operating Companies;
          (n) any capital expenditures or commitments therefor by Colonial, SP or the Operating Companies that aggregate in excess of $25,000.
          (o) any change in any accounting practice or procedure; or
          (p) any other transaction, contract or commitment entered into by Colonial, SP or the Operating Companies otherwise than in the ordinary course of business.
     2.11 Guarantees.

          Colonial, SP and the Operating Companies have not guaranteed, become surety or contingent obligor for or assumed any obligation of any person or entity. No assets owned by Colonial, SP and the Operating Companies are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a person other than Colonial, SP or the Operating Companies.
     2.12 Tax Matters.
          Except as set forth on Schedule 2.12 attached hereto:
          (a) Colonial, SP and the Operating Companies (i) have timely and properly filed or caused to be filed all tax returns which they are or have been required to file on or prior to the date hereof, by any jurisdiction to which it or they are or have been subject, all such tax returns being true and correct and complete in all respects, (ii) have timely paid or caused to be paid in full all taxes which are or have become due and payable to all taxing authorities with respect to such returns and periods, (iii) have made or caused to be made all withholdings of taxes required to be made by it or them, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and (iv) have otherwise satisfied all applicable laws and agreements with respect to the filing of tax returns and the payment of taxes.
          (b) Colonial, SP or the Operating Companies have properly accrued and reflected on the October Balance Sheet, and has thereafter to the date hereof properly accrued, and will from the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.
          (c) Colonial, SP or the Operating Companies will timely and properly file or cause to be filed all tax returns which it is or will be required to file on or before the Closing Date, all such tax returns to be true and correct and complete in all respects, and will pay or cause to be paid in full when due all taxes, if any, which become due and payable pursuant to such returns or assessments received by it on or before the Closing Date.
          (d) The federal income tax returns of Colonial, SP or the Operating Companies have not been audited by the Internal Revenue Service.
          (e) There are no unassessed tax deficiencies proposed or, to Colonial, SP or the Operating Companies’ knowledge, threatened against Colonial, SP or the Operating Companies, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax against Colonial, SP or the Operating Companies or any actions, suits, proceedings, investigations or claims now pending against Colonial, SP or the Operating Companies with respect to any tax, or any matter under discussion with any federal, state, local or foreign authority relating to any taxes.
          (f) [Reserved]
          (g) Colonial, SP and the Operating Companies are not a party to, or bound by, and do not have any obligation under, any tax sharing, tax indemnity, or similar agreement.
          (h) Colonial, SP and the Operating Companies have not made and will not make a change in method of accounting for a taxable year beginning on or before the Closing

Date, which would require them to include any adjustment under Section 481(a) of the IRC in taxable income for any taxable year beginning on or after the Closing Date.
          (i) Colonial, SP and the Operating Companies have not filed a consent pursuant to Section 341(f) of the IRC, or agreed to have Section 341(f)(2) of the IRC apply to any disposition of any asset owned by it.
          (j) Colonial, SP and the Operating Companies have not been a target corporation or target affiliate in a qualified stock purchase within the meaning of Section 338 of the IRC (or any predecessor provision).
          (k) None of the Assets is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the IRC.
          (l) No member of Colonial, SP or the Operating Companies is a foreign person so that Section 897 and 6039(c) of the IRC are not applicable to the transactions provided for hereunder.
          For purposes of this Agreement, “tax” and “taxes” shall include all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, sales, use, wage, payroll, workmen’s compensation, employment, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, license and legislation fees; other taxes imposed by a federal, state, municipal, local, foreign or other governmental authority or agency, including assessments in the nature of taxes; including without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including transferee or secondary liability for taxes and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.
          For purposes of this Agreement, “tax return” or “tax returns” shall mean all returns, reports, estimates, schedules, declarations, information statements and documents relating to or required to be filed in connection with any taxes pursuant to the statutes, rules or regulations of any federal, state, local or foreign government taxing authority.
     2.13 Litigation.
          Except as set forth on Schedule 2.13 attached hereto, there are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or, to Colonial, SP or the Operating Companies’ knowledge, threatened against or involving Colonial, SP or the Operating Companies, or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation; there are no proceedings pending or, to Colonial, SP or the Operating Companies’ knowledge, threatened against or involving Colonial, SP or the Operating Company by or before any governmental board, department, commission, bureau, instrumentality or agency (including but not limited to any federal, state, local or foreign governmental agency or body concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or state of facts existing which could give rise to any such proceedings; and Colonial, SP or the Operating Companies are not in violation of any order, ruling, decree or judgment of any court or arbitration tribunal or governmental board, department, commission, bureau, instrumentality or agency.

     2.14 Owned Real Estate.
          Schedule 2.14 hereto sets forth true and correct and complete legal descriptions of all parcels of real estate owned by Colonial, SP or the Operating Companies, (the “Real Property”) prior to the Closing Date. Copies of all title insurance policies relating thereto have been delivered to THC. Colonial, SP and the Operating Companies have no interest in any real estate which was occupied by any structure with respect to which a rehabilitation tax credit, as defined in Section 48(o) of the Internal Revenue Code, was allowed or allowable to Colonial, SP and the Operating Companies or any other taxpayer.
          All permits and authorizations required by any federal, state, foreign, county or municipal authority or public body with respect to the use, occupancy or operation of the Real Property and of all real estate leased by Colonial or the Operating Companies have been obtained and are in full force and effect, and all the buildings and improvements erected thereon and the present use of the Real Property and of any such leased real estate is in substantial compliance with all applicable zoning, development, fire, health and building laws, ordinances and regulations. Except as shown on Schedule 2.14, there are no service, management, employment, collective bargaining or pension agreements, or any other agreements which in any way affect any of the Real Property or any real estate leased by Colonial or the Operating Companies or the use, occupancy, ownership or operation thereof and Colonial or the Operating Companies warrants and represents that there exist neither contracts nor agreements which contain covenants relating to compensation or occupation or possession of any such real property. No parties have rights or options to occupy, lease or purchase any such property. To Colonial’s, SP’s or the Operating Companies’ knowledge, there is no claim, action or proceeding pending or threatened by any organization, person, individual or governmental agency which would affect the use, occupancy or value of any of the Real Property or the real estate leased by Colonial or the Operating Company. Colonial, SP or the Operating Companies have no knowledge, nor have they received notice, of any violation of any federal, state, foreign or local law, ordinance, regulation or other legal requirement in respect of any such property.
     2.15 Leased Real Property.
          Colonial and the Operating Companies are the lessees under the real estate leases described on Schedule 2.15 hereto. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by Colonial to THC. Colonial or the Operating Companies now enjoys and on the Closing Date will enjoy quiet and undisturbed possession under each of said leases. Colonial’s or the Operating Companies’ interest in each of such leases is free and clear of any mortgages and liens, is not subject to any deeds of trust, assignments, subleases or rights of any third parties other than the lessor thereof, is fully assignable without the consent of any third party and may be subleased without the consent of any third party. Such leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would now, or on the Closing Date or thereafter, interfere with the present use or any use intended as of the Closing Date of any of such leased real estate. Said leases now are, and on the Closing Date will be, valid and binding and in full force and effect, and are not now, and on the Closing Date will not be, in default as to the payment of rent or otherwise. Upon receipt of consent of the landlords under said leases, the consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.
     2.16 Owned and Leased Tangible Personal Property.
          Schedule 2.16 hereto sets forth a true and correct list and brief description of all of the software programs, firmware, equipment, vehicles, furniture, fixtures, engineering and other drawings, schematics, blueprints, designs, other tangible property in any form whatsoever embodying information and know-how with respect to Colonial’s, SP’s or the Operating Companies’ business, and other items of tangible personal property owned or leased by Colonial, SP or the Operating Companies all being located as indicated thereon, and all being freely removable by Colonial, SP or the Operating Companies unless otherwise indicated (collectively “Tangible Personal Property”). Except as set forth on Schedule 2.16 hereto, Colonial, SP or the Operating Companies have and will have on the Closing Date all right, title and interest in, and good and marketable title to, its owned Tangible Personal Property free and clear of any claim, lease, pledge, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction, lien or encumbrance of any kind or nature whatsoever. Each lease and license relating to any of the Tangible Personal Property is valid and binding and in full force and effect, and is not in default as to the payment of rent or otherwise. All leases and licenses relating to the Tangible Personal Property have heretofore been delivered by Colonial, SP or the Operating Companies to THC and are set forth on Schedule 2.16A. Consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases or licenses and the continuation, validity and effectiveness of such leases and licenses will not be adversely affected by the transactions contemplated hereby.

     2.17 Condition of Buildings and Tangible Personal Property.
          Except as shown on Schedule 2.17, all of the buildings and items of Tangible Personal Property owned, leased or used by Colonial or the Operating Companies are in good operating condition and repair, comply in all material respects with applicable laws, regulations and ordinances, including but not limited to zoning, building and fire codes and are suitable and sufficient for the present and intended conduct of Colonial’s or the Operating Companies’ business. Each building and each item of Tangible Personal Property owned or leased by Colonial or the Operating Companies is adequately covered by one of the insurance policies described in Section 2.26 hereto.
     2.18 Accounts and Notes Receivable.
          Except as shown on Schedule 2.18, the accounts and notes receivable reflected on the October Balance Sheet are free and clear of any claim, security interest, pledge or lien or encumbrance of any kind or nature whatsoever, and are good and fully collectible in the normal course of business within 60 days of said date without setoff, third party collection efforts or suit, and the subsequently created accounts and notes receivable of Colonial, SP or the Operating Companies from the dates of the October Balance Sheet to the Closing Date will be free and clear of any claim, pledge, security interest or lien or encumbrance of any kind or nature whatsoever, and will be good and fully collectible in the normal course of business.
     2.19 Contracts.
          All contracts and agreements of any nature to which Colonial, SP or the Operating Companies are a party, or will be a party as of the Closing Date, as listed on Schedule 2.19 have been duly and validly executed by all parties, and are in full force and effect as of the date hereof.

No event has occurred or condition or state of facts exists which, after notice or the passage of time or both, would constitute a default under any such contract, as to time or manner of performance, or as to warranties thereunder, or otherwise (insofar as any such event, condition or state of facts is attributable to the act (or failure to act) of a party to a contract other than Colonial, SP or the Operating Companies or a condition or state of facts that is not subject to the control of Colonial, SP or the Operating Companies). All such contracts will continue to be binding in accordance with their respective terms until their respective expiration dates. Colonial, SP and the Operating Companies are not subject to any liability or payment resulting from renegotiation of amounts paid it under any contract with the government of the United States or any agency, department or other subdivision thereof except as set forth on Schedule 2.19. Set forth on Schedule 2.19 attached hereto is a list of the following types of contracts to which Colonial, SP and the Operating Companies are a party or by which it or its properties or Assets are bound:
          (a) Unfilled commitments either (i) obligating Colonial, SP or the Operating Companies to pay a total amount in excess of $10,000, or (ii) regardless of amount, which are not to be fully performed within one year following the date hereof. None of such commitments materially exceeds Colonial’s, SP’s or the Operating Companies’ normal requirements, or requires a payment materially in excess of current market price for the goods or services being purchased; and
          (b) Unfilled commitments or agreements obligating Colonial, SP or the Operating Companies to provide services either (i) entitling Colonial, SP or the Operating

Companies to revenues in excess of $10,000, or (ii) regardless of amount, which are not to be fully performed within one year following the date hereof.
     2.20 Inventories and Supplies.
          All of Colonial’s, SP’s or the Operating Companies’ inventories and supplies (a) are reflected on the date of the October Balance Sheet in accordance with GAAP except for fluctuations in the ordinary course of business; (b) now are and on the Closing Date will be good and salable or usable in the ordinary course of the business of Colonial, SP or the Operating Companies; (c) now are and on the Closing Date will be of reasonably sufficient quality and quantity for the normal operation of such Colonial’s, SP’s or the Operating Companies’ business; (d) did not on the date of the October Balance Sheet contain, do not now contain, and on the Closing Date will not contain, any material quantities of obsolete items; and (e) now are, and on the Closing Date will be, free and clear of any claim, security interest, pledge or lien or encumbrance of any kind or nature whatsoever.
     2.21 Prepaid Items and Deposits.
          Schedule 2.21 hereto describes all of the prepaid items and deposits of the Colonial, SP or the Operating Companies as of the date hereof.
     2.22 Other Assets.
          Except as set forth on Schedule 2.16, all other assets, both tangible and intangible, owned by Colonial, SP or the Operating Companies are free and clear of any claim, lease, pledge, mortgage, security interest, collateral assignment, conditional sale agreement or other title retention agreement, restriction or lease or lien or encumbrance of any kind or nature whatsoever.
     2.23 Banking and Personnel Matters.

          Schedule 2.23 hereto contains a true, complete and correct list of: (i) the names of all banks and other financial institutions (with account numbers) in which Colonial has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of Colonial, SP and the Operating Companies, and the names of all persons authorized to draw thereon or have access thereto; (ii) the names of all incumbent directors and officers of Colonial, SP and the Operating Companies; (iii) the names and job designations, descriptions and locations of all non-union employees, consultants and agents of Colonial, SP and the Operating Companies, the current remuneration of each, including fringe benefits, and the basis for determining such remuneration if other than a fixed salary rate; and (iv) the names of all persons holding powers of attorney from Colonial, SP and the Operating Companies and a summary statement of the terms thereof. There shall be no change in any of the foregoing from the date hereof through the Closing Date without the prior written consent of THC.
     2.24 Labor and Employment Matters.
          (a) Colonial, SP and the Operating Companies at present are not and during the five (5) year period preceding the Closing Date have not been a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined in § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, termination pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, policy, fund, agreement or arrangement, non-competition or consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy fund agreement or arrangement similar to or in the nature of the foregoing, oral or written (“Employee Benefit Plans” or “Plans”), and has not been a party to any collective bargaining agreements currently in effect or in effect during the five-year period preceding the Closing Date, except as set forth on Schedule 2.24 hereto. Section 2.24 identifies which of such Plans is a multiemployer plan as defined in Section 3(37) of ERISA. True, correct and complete copies of all of the written Plans and labor agreements, and true, correct and complete written descriptions of all of the oral Plans described in Schedule 2.24 have heretofore been delivered by SPMC, Colonial or SP to THC.
          (b) Except as disclosed on Schedule 2.24, Colonial, SP and the Operating Companies have no unfunded liabilities, or potential, contingent or actual multiemployer plan withdrawal liabilities, on account of or in connection with any of the Plans or otherwise, all contributions or premium payments due from Colonial, SP and the Operating Companies to such Plans have been paid in a timely manner, and any additional contributions or premium payments due on or before the Closing Date shall have been paid by that date.
          (c) With respect to each Employee Benefit Plan (other than a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA):
               (1) all disclosures to employees relating to each such Plan and required to have been made on or before the Closing Date have been or will be duly made by that date;
               (2) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or threatened with respect to each such Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan;

               (3) each such Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Internal Revenue Code, other applicable law, and all regulations promulgated thereunder;
               (4) Colonial, SP or the Operating Companies have delivered to THC a true, correct and complete copy of (i) each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding contract associated with each such Plan, (ii) the most recent financial information for each such Plan, (iii) the most recent actuarial or valuation report relating to each such Plan, (iv) if applicable, the most recent Return/Report of each Plan (including attachments) required to be filed with any governmental agency, (v) the Plan document for each such Plan, (vi) the summary Plan description (including summaries of material modifications, if any) for each such Plan and (vii) if applicable, each Form 5310 (application for Determination Upon Termination, etc.) filed with the Internal Revenue Service or the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to any Plan in the current Plan year or any of the five (5) Plan years preceding the current Plan year;
               (5) neither any such Plan nor any fiduciary has engaged in a prohibited transaction as defined in ERISA § 406 or Internal Revenue Code § 4975 (for which no individual or class exemption exists under ERISA § 408 or Internal Revenue Code § 4975, respectively);
               (6) all filings and reports as to each such Plan required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the PBGC, have been or will be duly made by that date;

               (7) each such Plan which is intended to qualify as a tax-qualified retirement plan under Internal Revenue Code § 401(a) has received a favorable determination letter(s) from the Internal Revenue Service as to qualification of such Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Internal Revenue Code § 501(a);
               (8) no event has occurred and no condition exists relating to any such Plan that would subject Colonial, SP or the Operating Companies to any tax under Internal Revenue Code §§ 4972 or 4979, or to any liability under ERISA § 502; and
               (9) to the extent applicable, each such Plan has been funded in accordance with its governing documents, ERISA and the Internal Revenue Code, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of Internal Revenue Code § 412) at any time.
          (d) With respect to any Plan subject to Title IV of ERISA (“Pension Plan”) which covers employees of Colonial, SP or the Operating Companies (or any person, firm or corporation which is or was under common control within the meaning of § 4001(b) of ERISA with Colonial (“affiliate”) during the period of such common control) (other than a Plan which is a multiemployer Plan as defined in Section 3(37) of ERISA):
               (1) there has been no “reportable event” within the meaning of ERISA § 4043 without regard to whether such reportable event must be reported to the PBGC;
               (2) there has been no event described in §§ 4041, 4042, 4062 or 4063 of ERISA;

               (3) there has been no amendment to any such Pension Plan which has required or could require Colonial, SP or the Operating Companies to provide security to such Pension Plan under Internal Revenue Code § 401(a)(29);
               (4) all filings, premium payments, reports and notices as to each such Pension Plan required to have been made on or before the Closing Date to the PBGC have been or will be duly made by that date;
               (5) there has been no commencement of any proceeding to terminate any such Pension Plan pursuant to ERISA or otherwise; and
               (6) no written notice has been given to Colonial, SP or the Operating Companies or any affiliate of the intention to commence or seek the commencement of any such proceeding to terminate any such Pension Plan.
          (e) With respect to any Pension Plan which is a multiemployer plan as defined in Section 3(37) of ERISA, neither Colonial, SP nor the Operating Companies, nor James R. Smith, nor any affiliate has any knowledge that the representations in the preceding subparagraphs (c) and (d) would not also be true of such multiemployer Plan. Colonial, SP, the Operating Companies, and James R. Smith, have not received any notification that any multiemployer plan is currently in reorganization or is or has been terminated or will imminently be in reorganization or terminated. Colonial, SP or the Operating Companies have delivered to THC data which accurately discloses its total contribution base units for any multiemployer Pension Plan for each of the eight consecutive plan years of such Pension Plan immediately preceding the date hereof.

          (f) With respect to any Plan which provides group health benefits to employees of seller and is subject to the requirements of Internal Revenue Code § 4980B and ERISA Title I Part 6 (“COBRA”):
               (1) such group health plan has been administered in every respect in accordance with its governing documents and COBRA; and
               (2) all filings, reports, premium payments (if any) and notices as to each such group health plan required to have been made on or before the Closing Date to government agencies, participants and/or beneficiaries have been or will be duly made by that date.
          (g) Except as shown on Schedule 2.24, Colonial, SP and the Operating Companies (i) are not a party to any collective bargaining agreement or discussions or negotiations with any person or group which may reasonably be expected to result in any such agreement, (ii) have not within the last five (5) years experienced any strike, grievance, unfair labor practice claim or other labor difficulty (other than grievances and unfair labor practice claims in which Colonial’s, SP’s or the Operating Companies’ only exposure was to monetary damages of $5,000.00 or less as set forth on Schedule 2.24(g)(ii)), (iii) are aware of no threatened strike, grievance, unfair practice claim or other labor difficulty, and there exists no reasonable basis for the assertion of any grievance or unfair labor practice claim or other charge or complaint against Colonial, SP or the Operating Companies by or before the National Labor Relations Board or any state labor relations board or commission or representative thereof, (iv) are aware of no filing by any employee or employee group seeking recognition as a collective bargaining representative or unit, (v) have no reason to believe that any former employer of any of its employees is contemplating remedial action of any nature against that employee or Colonial, SP or the Operating Companies based on the employee having terminated the former employment and having become an employee of Colonial, SP or the Operating Companies.
          (h) Except as disclosed on Schedule 2.24, Colonial, SP or the Operating Companies are not obligated to and does not (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.
          (i) Colonial, SP and the Operating Companies have complied with all applicable provisions of the Immigration Reform and Control Act of 1986.
     2.25 Termination of Business Relationships.
          No supplier of Colonial, SP or the Operating Companies which cannot be replaced on commercially reasonable terms has evidenced to Colonial, SP and the Operating Companies any intention to cancel or terminate its business relationship with Colonial, SP or the Operating Companies. No key employee of Colonial, SP or the Operating Companies have notified Colonial, SP or the Operating Companies of his/her intent or desire to terminate employment with Colonial, SP or the Operating Companies.
     2.26 Insurance.
          Schedule 2.26 lists all policies of insurance and all surety and other bonds to which Colonial, SP or the Operating Companies now is a party, or during the shorter of the existence of the party or the immediately preceding seventy-two (72) months was a party, specifying for each policy or bond the insurer, the amount of coverage, the type of insurance and any pending claims thereunder. All of such policies and bonds which have expired were valid and in full force and effect during their respective terms, and all other of such policies and bonds are valid and in full force and effect at present, and no claim has been made, or notice given, and there exists no ground to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby. No claims have been made or amounts paid pursuant to such insurance policies except as set forth on Schedule 2.26. Such policies provide adequate coverage in adequate amounts to insure the assets of Colonial, SP or the Operating Companies and the risks of Colonial’s, SP’s or the Operating Companies’ business in accordance with practices in the industry. All of said insurance policies and bonds which are now in effect shall continue to remain in full force and effect during their respective terms. Colonial, SP and the Operating Companies have not during the past three (3) years been denied or had revoked or rescinded by a carrier any policy of insurance. Colonial, SP and the Operating Companies are not in default regarding the provisions of any policy insuring Colonial, SP and the Operating Companies and have not failed to give any notice or present any material claim required under any such policy in due and timely fashion. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the business of Colonial, SP and the Operating Companies which require or recommend changes in the conduct of the business of Colonial, SP and the Operating Companies or require any repairs or other work to be done with respect to any of the properties, assets or operations of Colonial, SP and the Operating Companies. Except as disclosed on Schedule 2.26, any policies expiring prior to the Closing Date will be renewed or extended upon substantially the same terms and at substantially the same premiums.
     2.27 Compliance with Laws.
          Except as shown on Schedule 2.27, Colonial, SP and the Operating Companies have complied in all material respects with all applicable laws, statutes, rules and regulations, orders and engineering standards of federal, state, local and foreign governments and governmental agencies applicable to them and their business, assets, properties and operations and no claim of violation (or basis therefor) of any such laws or regulations exists on the date hereof.
     2.28 Material and Affiliate Contracts.
          Schedule 2.28 hereto sets forth a list of all other (i.e., not identified on one or more of the foregoing Schedules hereto) written contracts, commitments, or other agreements to which Colonial, SP and the Operating Companies are a party or by which Colonial, SP or the Operating Companies or any of the assets or properties of Colonial, SP or the Operating Companies are bound or subject (a) requiring or reasonably anticipated to require the payment by Colonial, SP or the Operating Companies of more than $1,000.00 in any three- (3-) month period, (b) under which Colonial, SP or the Operating Companies are entitled to receive $1,000.00 or more annually, (c) covering indebtedness of Colonial, SP or the Operating Companies in the principal amount of $1,000.00 or more, (d) covering the employment of any employee of Colonial, SP or the Operating Companies where the annual salary of such employee is $1,000.00 or more, (e) not terminable by the Colonial, SP or the Operating Companies, without penalty, within thirty (30) days following the Closing Date, (f) terminable by or on behalf of the other party thereto on sixty (60) days’ notice or less, (g) which obligates Colonial, SP or the Operating Companies to act as a guarantor or surety irrespective of the amount involved, (h) which are sales agency, franchise or similar agreements, or (i) which are capital leases, loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing agreements (collectively, the “Material Contracts”). True, correct and complete copies of the written Material Contracts have heretofore been delivered by Colonial, SP or the Operating Companies to THC.

     There are no contracts, agreements, purchase orders, commitments, leases, agreements, understandings or arrangements, including loan arrangements, between Colonial, SP and the Operating Companies and any of their officers, directors or interest holders, or any related or affiliated person, corporation or other entity, except as set forth on Schedule 2.28 hereto (a true, correct and complete copy of each such written document having heretofore been delivered by Colonial, SP or the Operating Companies to THC (collectively, the “Affiliate Contracts”)), and none shall be entered into by Colonial, SP or the Operating Companies from the date hereof through the Closing Date without the prior written consent of THC.
     All of the Material Contracts and Affiliate Contracts are in full force and effect, and there exists no default, and no event has occurred which, through notice or the passage of time or otherwise, would result in a default under the terms of any of the Material Contracts or Affiliate Contracts.
     2.29 Licenses and Permits.
          Colonial, SP or the Operating Companies has secured all licenses, franchises, permits and other authorizations from federal, state, local and other governmental or administrative authorities (an “Authority”) applicable to its assets, properties and operations or necessary for the conduct of its business, including the billing for all services (the “Permits”). Schedule 2.29 hereto sets forth a true, complete and correct list of all such Permits held or used by Colonial, SP or the Operating Companies, and true and complete copies thereof have heretofore been delivered by Colonial, SP or the Operating Companies to THC. Each of said Permits is in full force and effect; Colonial, SP or the Operating Companies (or other designated permittee or licensee thereunder) is in compliance with the terms, provisions and conditions thereof; there are no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative action(s) or proceedings(s) affecting any of said Permits; and no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any of said permits other than by expiration of the term set forth therein. Consummation of the transactions contemplated by this Agreement shall not affect the validity, enforceability or effectiveness of any such Permit and no filing with or consent authorization or approval of any Authority is required in connection with the consummation of the transactions contemplated hereby.
     2.30 No Interest in Suppliers.
          Colonial, SP and the Operating Companies have no direct or indirect equity interest in, or power to control the business or affairs of, or intention to acquire such interest in or control of, any person or entity that is an assisted living or skilled nursing, supplier, lender, lessor or provider of services or equipment to, or any entity or person that renders services in, the industry in which Colonial, SP or the Operating Companies are engaged, except that certain of the entities as shown on Schedule 2.30 have entered into contracts for pharmaceutical services with Rx Care, LLC and certain of the entities shown on Schedule 2.30 have entered into contracts for physical rehabilitation services with Medical Business Management, Inc. d/b/a Shenandoah Therapies. Rx Care, LLC and Shenandoah Therapies are, or will be affiliates of SP.
     2.31 Absence of Questionable Payments.
          Neither Colonial, SP or the Operating Companies, nor any of its officers, directors, agents or employees purporting to act on its behalf has authorized or made or agreed or offered to make any payment or promise to pay any money or anything of value, or any use of Colonial’s, SP’s or the Operating Companies’ assets (i) to or on behalf of an official of any government or foreign government, or political party or official thereof or candidate for political office (domestic or foreign), or other person, to or for any purpose except as permitted by applicable law, (ii) for any of the purposes described in Section 162(c) of the Internal Revenue Code, or (iii) for establishment or maintenance of any concealed fund or concealed bank account.
     2.32 All Business Conducted by Colonial, SP and the Operating Companies.
          The business and operations of Colonial, SP and the Operating Companies are conducted exclusively by Colonial, SP or the Operating Companies, and not by any other business entity whether or not affiliated with Colonial, SP or the Operating Companies.
     2.33 Absence of Anti-Boycott Violations.
          Colonial, SP and the Operating Companies have not violated and is not in violation of any statute, law, decree, order, rule or regulation of any governmental body of the United States which prohibits or regulates the boycotting of or refusal to deal with any person or entity, including without limitation the Export Administration Amendments of 1977 (50 U.S.C. App. §§ 2401 et seq.), the Ribicoff Amendments to the Tax Reform Act of 1976 (Internal Revenue Code § 999) or the Sherman Act (15 U.S.C. §§ 1 et seq.), or any rule or regulation promulgated pursuant thereto.
     2.34 Environmental Matters.
          Except as set forth on Schedule 2.34 hereto, (i) Colonial, SP and the Operating Companies are currently in compliance with all applicable Environmental Laws, and has obtained all permits and other authorizations from, and submitted all forms, fees, registrations, reports and similar filings to, the appropriate person or governmental agency needed, or required, to operate its facilities in compliance with the applicable Environmental Laws; (ii) Colonial, SP nor the Operating Companies have not violated any applicable Environmental Law; (iii) Colonial, SP and the Operating Companies are unaware of any present requirement of any applicable Environmental Law which is due to be imposed upon it which will increase its cost of complying with the Environmental Laws; (iv) all past on-site generation, treatment, processing, storage and disposal of Waste, including Hazardous Waste, by Colonial, SP and the Operating Companies and, based solely on the environmental reports attached hereto as Schedule 2.34 (the “Environmental Reports”), its predecessors have been done in compliance with the currently applicable Environmental Laws; (v) all past off-site transportation, treatment, processing, storage and disposal of Waste, including Hazardous Waste, generated by Colonial, SP and the Operating Companies and, based solely on the Environmental Reports, its predecessors have been done in compliance with the currently applicable Environmental Laws; (vi) Colonial, SP and the Operating Companies and, based solely on the Environmental Reports, their predecessors have not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by the applicable Environmental Laws; and (vii) Colonial, SP and the Operating Companies and, based solely on the Environmental Reports, their predecessors have not used or otherwise managed any Regulated Substance except in strict compliance with all applicable Environmental Laws.
     As used in this Agreement, the terms (i) “Environmental Laws” include but are not limited to any federal, state, foreign or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities: (a) the emission, discharge, release or spilling of any Regulated Substance into the air, surface water, groundwater, soil or substrata and (b) the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management of any Waste, including any Hazardous Waste or Regulated Substance; (ii) “Waste” and “Hazardous Waste” include any substance defined as such by any applicable Environmental Law; and (iii) “Regulated Substances” include any substance the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management or use of which is regulated by any applicable Environmental Law.
     2.35 Intellectual Property Matters.
          Colonial, SP and the Operating Companies own no intellectual property rights.
     2.36 Consents and Approvals.
          Except as set forth on Schedule 2.36 hereto, there are no authorizations, consents, approvals or notices required to be obtained or given by Colonial, SP or the Operating Companies or waiting periods required to expire in order that this Agreement and the transactions provided for herein may be consummated by Colonial, SP or the Operating Companies.
     2.37 Medicare Participation/Accreditation.
          Colonial, SP or the Operating Companies are eligible to receive payment under Titles XVIII and XIX of the Social Security Act and is a “provider” under existing provider agreements with the Medicare and Medicaid Programs (the “Programs”) through the applicable intermediaries, except that Generation Development Company, LLC, Generation Leasing Company, II, LLC, and SP Grayson, LLC, are the only Operating Companies that have provider agreements with Medicare. Colonial, SP and the Operating Companies are in substantial compliance with all of the conditions of participation in the Programs. There is not pending, nor to the best knowledge of Colonial, SP or the Operating Companies threatened, any proceeding or investigation under the Programs involving the Assets. The cost reports of Colonial, SP and the Operating Companies for the Programs for the fiscal years through December 31, 1997, have been filed. The cost reports of Colonial, SP or the Operating Companies for the Programs for the fiscal year ending December 31, 1998 will be filed on or before their due dates, and Colonial, SP or the Operating Companies shall promptly provide THC with copies thereof. The cost reports of Colonial, SP and the Operating Companies were filed when due. SP, the Operating Companies and James R. Smith hereby agree to indemnify and hold THC and THCV harmless for any losses that result from the late filing of any cost reports that were due on or before the Closing Date. True and correct copies of all such reports for the three (3) most recent fiscal years of Colonial, SP and the Operating Companies have been furnished to THC. Except as shown on Schedule 2.37, there are no claims, actions or appeals pending before any intermediary or carrier, the Provider Reimbursement Review Board, the Department of Medical Assistance or the Administrator of the Health Care Financing Administration, with respect to any federal or state Medicare or Medicaid cost reports or claims filed by Colonial, SP or the Operating Companies on or before the date hereof, or any disallowances in connection with any audit of such cost reports. Colonial, SP or the Operating Companies is in current compliance in all respects with all rules, regulations and requirements of all governmental agencies having jurisdiction over the programs in which Colonial, SP or the Operating Companies participates.
     2.38 Hill-Burton Funds.

          None of the Assets are subject to, and SP and the Operating Companies shall indemnify and hold THC and THCV harmless from and against, any liability in respect of amounts received by Colonial, SP and the Operating Companies or others for the purchase or improvement of the Assets or any part thereof under restricted or conditions grants or donations received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.
     2.39 Immigration Act.
          Colonial, SP and the Operating Companies are in compliance with the terms and provisions of the Immigration Act. For each employee (as defined in 8 C.F.R. 274a.1(f)) of Colonial, SP or the Operating Companies for whom compliance with the Immigration Act by Colonial is required, Colonial, SP or the Operating Companies have obtained and retained a complete and true copy of each such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by seller pursuant to the Immigration Act. Colonial, SP or the Operating Companies have not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against Colonial, SP or the Operating Companies by reasons of any actual or alleged failure to comply with the Immigration Act.
     2.40 Disclosure.
          Colonial, SP, the Operating Companies and James R. Smith have disclosed all material facts relating to its assets, business, condition (financial and otherwise) and operations in this Agreement (including the Schedules hereto). Neither this Agreement nor any other document, certificate, exhibit, statement or schedule furnished or to be furnished by or on behalf of Colonial, SP, the Operating Companies and James R. Smith to THC in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the factual statements contained therein, in light of the circumstances under which made, not misleading.
3. REPRESENTATIONS AND WARRANTIES OF THC
     THC represents and warrants to Colonial, SP and the Operating Companies and covenants and agrees with Colonial, SP and the Operating Companies as follows:
     3.1 Organization and Qualification.
          THC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to carry on its business as presently conducted.
          THC has not during the six (6) year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any person or entity.
     3.2 Authorization; Valid and Binding Obligation.
          THC has full corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder. This Agreement has been duly executed and delivered by THC and constitutes the legal, valid and binding obligation of THC, enforceable against it in accordance with its terms.
     3.3 Litigation.

          There are no actions, proceedings, suits or investigations pending or threatened against THC which, if resolved unfavorably, would prohibit the consummation of the transactions contemplated by this Agreement.
     3.4 Investment.
          (a) THC acknowledges that no registration statement relating to the 51% THCV membership interest has been or shall be filed with the United States Securities and Exchange Commission under the Federal Securities Act of 1933, as amended, or the securities laws of any state.
          (b) The 51% THCV membership rights will be acquired solely by and for the account of THC for investment purposes only and are not being purchased for subdivision, fractionalization, resale or distribution; THC has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the 51% to such person or anyone else and THC has no present plans or intentions to enter into any such contract, undertaking or arrangement.
          (c) THC has relied solely upon the representations of SPMC, Colonial and SP contained in this Agreement, documents submitted to it by SPMC, Colonial and SP and independent investigations made by it in making the decision to purchase the 51% THCV membership interest.
     3.5 Disclosure.
          No representation or warranty of THC in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the factual statements contained herein, in light of the circumstances under which such statements are made, not misleading.
     3.6 Corporate Instruments and Records.
          The copies of THC’s Articles of Incorporation and By-laws, appended hereto as Schedule 3.6, are true, correct and complete and include all amendments to the date hereof. THC’s minute books, as made available to SP, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of THC’s shareholders and directors and committees thereof. The stock certificate books and ledgers of THC, as made available to SP, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of THC.
     3.7 Capitalization.
          The authorized shares in THC are as set forth on Schedule 3.7. All of said shares are validly issued, fully paid and non-assessable and entitled to vote at the shareholder’s meetings, and none of such shares have been issued in violation of any rights of shareholders or transferred in violation of any transfer restrictions relating thereto. Except as set forth on Schedule 3.7, there are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, or other rights of any nature to purchase or otherwise receive, or to require THC to purchase, redeem or acquire, any shares and there is no outstanding security of any kind convertible into such shares. Except as set forth on Schedule 3.7, there are no existing shareholder agreements, voting agreements or voting trusts respecting any shares in THC.
     3.8 Ownership of Shares.

          The Shareholders of THC listed on Schedule 3.8 hereto own and hold, beneficially and of record, the entire right, title and interest in and to the number of shares set forth opposite their names, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever, and have full power and authority to vote said shares and to approve the transactions contemplated by this Agreement, such shares constituting, in the aggregate, all of the issued and outstanding shares of THC.
     3.9 No Violation.
          Assuming the approval required in Section 8.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-laws of THC, nor (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement, understanding, arrangement, indenture, contract, lease, sublease, loan agreement, note, restriction, obligation or liability to which THC is a party or by which it is bound or to which it is subject (individually, an “Instrument” and collectively, the “Instruments”), nor (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of THC, nor (iv) result in the creation of any lien, claim, charge or encumbrance on the assets, capital stock or properties of THC, nor (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which THC or any of its assets or properties are subject, nor (vi) require THC to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, any foreign, federal, state, county, local or other governmental or regulatory body.
     3.10 Financial Statements.
          Schedule 3.10 hereto contains true, correct and complete copies of the THC audited financial statements for the years ended June 30, 1998 (“Audit”), a balance sheet and income statement of THC dated as of November 30, 1998 (the “November Balance Sheet”), together with the notes thereto. Each of the foregoing financial statements has been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, and presents fairly the financial position and results of operations and cash flows of THC at the dates and for the periods specified. All liabilities and obligations of THC outstanding as of the dates of the aforesaid financial statements required to be reflected as liabilities in accordance with GAAP have been included in said financial statements. There have been no material changes in the financial condition, assets or liabilities of THC from the date of the Balance Sheet (the “Balance Sheet Date”) to the date hereof, except changes in the ordinary course of business, none of which, either singly or in the aggregate, has been materially adverse. Since the Balance Sheet Date, THC has conducted its businesses in a normal and customary manner. The books and records of THC from which the financial statements were prepared properly and accurately record the transactions and activities which they purport to record.
     3.11 Absence of Undisclosed and Contingent Liabilities.

          Except as set forth on Schedule 3.11 hereto, THC has no liabilities of any nature (whether secured or unsecured, accrued, absolute or contingent, unliquidated or otherwise and whether known or unknown or due or to become due) as of the date hereof other than (i) liabilities disclosed or reserved against in the Audit, (ii) liabilities arising in the ordinary course of business after the Balance Sheet Date, (none of which either singly or in the aggregate, will have a material adverse effect on the business, assets, financial condition or prospects of THC). THC knows of no basis for the assertion against it by any person of a claim based on a liability which is not disclosed on the November Balance Sheet.
     3.12 No Adverse Changes.
          Except as set forth on Schedule 3.12 hereto, since the Balance Sheet Date there has not been:
          (a) a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of THC;
          (b) the issuance by THC of any notes, bonds or other debt securities or any equity securities;
          (c) the declaration, setting aside or payment of any dividend or other distribution in respect of any shares of THC’s capital stock, or the purchase, redemption, issue, sale or other disposition of any such shares or rights, or the sale or grant of any options, warrants, puts, calls or other rights or obligations to purchase or convert into shares of capital stock or indebtedness of THC;
          (d) any mortgage or pledge of, or creation of any lien, pledge, charge, security interest or encumbrance respecting any property or assets of THC;

          (e) the borrowing of any amount of money or the incurring of or becoming subject to any liabilities, except (i) current liabilities incurred in the ordinary course of business, and (ii) liabilities under contracts entered into in the ordinary course of business;
          (f) the discharge or satisfaction of any lien or encumbrance or the payment of any obligation or liability, other than current liabilities paid in the ordinary course of business;
          (g) any damage, theft, destruction or casualty loss, whether or not covered by insurance, adversely affecting the properties or operations of THC;
          (h) any sale, lease, transfer or assignment of any asset (tangible or intangible) of THC or the cancellation of any debt or claim except for a fair consideration and in the ordinary course of business;
          (i) the disclosure of any proprietary confidential information of THC to any person;
          (j) any cancellation, settlement or compromise of any claim or debt due to or owing by THC in an amount exceeding $5,000 individually or $5,000 in the aggregate;
          (k) any loss, waiver or release of any material rights of THC, whether or not in the ordinary course of business or consistent with past practice;
          (l) except as set forth on Schedule 3.12(l), the negotiation or execution of any arrangement, agreement or understanding to which THC is a party which cannot be terminated by THC on notice of thirty (30) days or less without cost or penalty;
          (m) any increase in salary, bonus, fringe benefit, or incentive or other compensation payable or to become payable to any officer, director, employee, affiliate or other person receiving compensation of any nature from THC or any increase in the number of shares obtainable under, or acceleration of the time of exercisability of, any stock option, stock bonus or similar plan of THC;
          (n) any capital expenditures or commitments therefor by THC that aggregate in excess of $75,000;
          (o) any change in any accounting practice or procedure; or
          (p) any other transaction, contract or commitment entered into by THC otherwise than in the ordinary course of business.
     3.13 Consents and Approvals.
          Except as set forth on Schedule 3.13 hereto, there are no authorizations, consents, approvals or notices required to be obtained or given by THC or waiting periods required to expire in order that this Agreement and the transactions provided for herein may be consummated by Colonial, SP or the Operating Companies.
4. CONSENTS AND GOVERNMENTAL FILINGS
     Colonial, SP and the Operating Companies and THC shall promptly proceed to secure any consents or approvals or the expiration of any time periods required for the consummation of the transactions provided for hereunder and shall promptly prepare and file with the appropriate governmental agencies and offices any documents or other information required in connection therewith.
5. AFFIRMATIVE COVENANTS AND UNDERTAKINGS OF SPMC, COLONIAL,
SP, OPERATING COMPANIES AND JAMES R. SMITH

     From and after the date of this Agreement to and including the Closing Date, SPMC, Colonial, SP, Operating Companies and James R. Smith covenant and agree to comply with the provisions of this Article 5, except as compliance may be waived in writing in a particular instance by THC.
     5.1 Satisfaction of Conditions.
          Colonial, SP, the Operating Companies and James R. Smith shall use their best efforts to satisfy the conditions precedent to the obligations of THC specified in Article 8 hereof.
     5.2 Preservation of Business.
          Colonial, SP and the Operating Companies shall cause each other to (a) conduct its business consistent with past business practices and preserve its current business organization, (b) use their best efforts to keep available the services of its present employees, consultants and agents, (c) use their best efforts to maintain its present business relationships with suppliers, customers, brokers, sales representatives and such other persons or firms having business relationships on the date hereof with Colonial, SP and the Operating Companies, and (d) use their best efforts to preserve its reputation and goodwill. Colonial, SP and the Operating Companies acknowledge that the continuation of good relationships with the suppliers and customers of Colonial, SP and the Operating Companies is important to THC’s successful continuation of the business acquired hereunder after the Closing. Accordingly, Colonial, SP and the Operating Companies will, to the extent reasonably requested by THC, between the date hereof and the Closing Date, assist THC in arranging meetings with suppliers, residents and families of residents contracting with Colonial, SP and the Operating Companies and otherwise use their best efforts to assist THC in obtaining reasonable assurances that following the Closing such business relationships will continue intact.
     5.3 Compliance with Laws.
          Colonial, SP and the Operating Companies shall cause each of them to comply with the provisions of all laws, regulations, judicial decrees and orders applicable to each or to the conduct of its business.
     5.4 Conduct of Business.
          Colonial, SP and the Operating Companies shall cause each other to refrain from introducing any unusual operations or entering into any new line of business.
     5.5 Books and Records.
          Colonial, SP and the Operating Companies shall cause each other to maintain its books, records and accounts in its customary and usual manner, and shall refrain from introducing methods of accounting inconsistent with those used in prior periods.
     5.6 Insurance.
          Colonial, SP and the Operating Companies shall cause each other to maintain in full force and effect all policies of insurance in effect on the date of this Agreement.
     5.7 Maintenance of Properties.
          Colonial, SP and the Operating Companies shall cause each other to maintain all of its properties in good repair and condition consistent with past practice.
     5.8 Tax Returns.

          Colonial, SP and the Operating Companies shall cause each other to prepare and timely and properly file all federal, state, local, foreign and other tax returns and reports and amendments thereto required to be filed.
     5.9 Qualification To Do Business.
          Colonial, SP and the Operating Companies shall cause each other to maintain qualification to do business in those jurisdictions in which such qualification exists on the date of this Agreement.
     5.10 Other Transactions.
          Through the Termination Date (as defined in Article 12 hereof), Colonial, SP and the Operating Companies and James R. Smith shall deal exclusively and in good faith with THC with regard to the transactions contemplated hereby and will not, and will direct each of its officers, directors, financial advisors, accountants, agents, and counsel not to, (i) solicit submission of proposals or offers from any person other than THC relating to any acquisition of the membership interests in SP or all or any material part of the Assets, or any merger, consolidation or business combination with Colonial, SP or the Operating Companies that would have the effect of preventing the consummation of the transactions contemplated by this Agreement (an “Acquisition Proposal”), (ii) participate in any negotiations regarding, or furnish, in connection with an Acquisition Proposal, any information to any other person regarding Colonial, SP or the Operating Companies other than THC and its representatives or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any person other than THC, or (iii) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, Colonial, SP or the Operating Companies or their representatives or agents should receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform THC thereof.
     5.11 Report of Litigation.
          Colonial, SP and the Operating Companies shall promptly advise THC of the threat, assertion or commencement of any litigation to which Colonial, SP or the Operating Companies are, or may be made, a party, or by which Colonial’s, SP’s or the Operating Companies’ properties may be affected.
     5.12 Consents.
          Colonial, SP and the Operating Companies shall, at their sole cost and expense (except as otherwise provided for herein), obtain, prior to the Closing, all consents and estoppels necessary or appropriate for the consummation of the transactions contemplated hereby. All such consents and estoppels will be in writing and in form and substance reasonably satisfactory to THC, and executed counterparts thereof will be delivered to THC promptly after receipt thereof but in no event later than the Closing.
6. NEGATIVE COVENANTS OF COLONIAL, SP, THE OPERATING
   COMPANIES AND JAMES R. SMITH; JOINDER OF THC AND SPMC
6.1 Negative Covenants of Colonial, et al.
          Colonial, SP, the Operating Companies and James R. Smith covenant and agree that from and after the date hereof Colonial, SP, the Operating Companies and James R. Smith will not, without the prior written consent of THC, provided that the covenants of James R. Smith are limited to actions that could affect Colonial, SP, and the Operating Companies:

          (a) enter into any business combination transaction (such as a merger, consolidation, sale of stock or sale of assets) with any person;
          (b) amend or authorize any amendment to or modification of its organizational or operational documents;
          (c) make any change in its membership interests, or enter into any contract of any nature respecting its membership interest or otherwise make any changes in its capital structure;
          (d) make any distribution or payment in respect of membership interests or purchase or redeem any shares of its membership interests;
          (e) enter into any contract or commitment extending beyond the Closing Date, except in the ordinary course of business;
          (f) terminate, modify or amend any lease, license, permit, contract or other agreement, except in the ordinary course of business and not involving an increase in liability or reduction in revenue;
          (g) adjust in any way, either directly or indirectly, or grant or agree to grant any increase in excess of $1,000 in the wages, salary, bonus or other compensation, remuneration or benefits of any employee, officer, director, consultant, shareholder or agent except as required under existing collective bargaining agreements or in other existing agreements or arrangements described in the Schedules hereto, or become a party to any employment agreement or any consulting arrangement, or become a party to any contract or arrangement providing for payment of bonuses, profits, shares, stock benefits, severance payments or retirement benefits, or increase the number of shares subject to any stock option or stock bonus plan or reduce the time required for exercisability of any option or vesting of any right granted under any such plan, except as required by contract or as expressly contemplated by this Agreement;
          (h) make any capital expenditure in excess of $10,000;
          (i) incur any indebtedness, liabilities or obligations of any nature except current liabilities in the ordinary course of business consistent with past practice;
          (j) do any act or fail to do any act which would cause a breach of any contract or commitment to which it is a party;
          (k) sell or transfer any property otherwise than in the ordinary course of business, or acquire or dispose of any fixed assets;
          (l) release, waive, sell or assign any debts, claims, rights or other intangible obligations, or accept or agree to accept less than the stated or face amount in settlement, discharge or satisfaction of any receivable;
          (m) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities shown on the October Balance Sheet and the current liabilities incurred after the Balance Sheet Date in the ordinary course of business and in normal amounts;
          (n) mortgage, pledge or subject to any lien, charge or encumbrance any assets, tangible or intangible;
          (o) enter into any transaction other than in the ordinary course of business, except as contemplated by this Agreement;
          (p) propose or effect a split or reclassification of its outstanding capital stock or a recapitalization;

          (q) take any action which would materially adversely affect the corporate existence and rights of Colonial, SP or the Operating Companies;
          (r) mortgage, pledge or otherwise encumber any assets, or transfer or dispose of, or make any agreement with respect to the transfer or disposition of, any assets except for the sale of the same in the ordinary course of business provided the book value or fair market value (whichever is greater) of the asset being sold does not exceed $10,000. This does not restrict the Health Care Financing Partners financing, which is to be paid off at Closing;
          (s) make any bids or proposals or enter into any contracts except in the ordinary course of business;
          (t) enter into any material lease, contract or agreement of any type, except for purchase orders covering inventory or supplies which are entered into in the ordinary course of business after notice to THC;
          (u) take or permit any action which would result in any asset becoming subject to a lien or encumbrance;
          (v) institute any litigation (other than collection matters);
          (w) make any change in any method of accounting or accounting principle, practice or policy affecting or relating to Colonial, SP or the Operating Companies; or
          (x) agree, whether in writing or otherwise, to do any of the foregoing or do any act or thing which under the terms and conditions of this Agreement would be in violation of any of the covenants or agreements of Colonial, SP or the Operating Companies hereunder, or which would make any representation or warranty of Colonial, SP or the Operating Companies hereunder inaccurate or untrue as of the Closing Date.

     6.2 Negative Covenants of THC.
          THC agrees that it will not, whether in writing or otherwise, from the date of this Agreement, do any act or thing which under the terms and conditions of this Agreement would be in violation of any of the covenants or agreements of THC hereunder, or which would make any representation or warranty of THC hereunder inaccurate or untrue as of the Closing Date.
     6.3 Negative Covenants of SPMC.
          SPMC agrees that it will not, whether in writing or otherwise, from the date of this Agreement, do any act or thing which under the terms and conditions of this Agreement would be in violation of any of the covenants or agreements of SPMC hereunder, or which would make any representation or warranty of SPMC hereunder inaccurate or untrue as of the Closing Date.
7. ADDITIONAL AGREEMENTS OF THE PARTIES
     7.1 THC’s Option to Purchase Remaining Interest; Shareholder’s Right to Put Remaining Interest.
          Commencing January 1, 2001, and ending December 31, 2003, THC shall have the option to acquire the remaining membership interest owned by SP in THCV for the valuations calculated in Paragraph 7.2 herein and the extinguishment of the Smith Guaranty as defined in Section 1.7 herein. Commencing January 1, 2004, and ending December 31, 2006, SP shall have the right to put the remaining shares of THCV to THC for the valuations calculated in Paragraph 7.2 herein and the extinguishment of the Smith Guaranty.
     7.2 Valuation Calculations.

          7.2.1 The parties shall calculate the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the specified projects listed on Schedule 7.2.1 after deduction for rent and the allocation of THCV’s actual management expense as it relates to such facilities listed on Schedule 7.2.1 (“THCV Management Fee”), which EBITDA shall be termed the “Adjusted EBITDA”. THCV Management Fee shall not include any contractual management fee to any affiliate, pass through of administrative overhead related to THC’s home office or management fee properly allocated to other assets subsequently acquired by THCV. Notwithstanding the above, if accounting or other functions of THCV are relocated by THC resulting in a reduction in costs, then such pro-rata share of expenses that relate directly to THCV may be charged by THC. THC shall demonstrate the allocation of such expenses to the reasonable satisfaction of SP. The THCV Management Fee will be calculated by allocating THCV’s management expenses for nursing facilities and assisted living facilities managed by THCV (“THCV Managed Facilities”) based upon the pro-rated contributing trailing twelve month revenue of each of the THCV Managed Facilities, including the facilities on Schedule 7.2.1. Expenses of THCV for any activities other than management of THCV Managed Facilities will be fairly allocated to such other activities and such allocation shall be demonstrated to the reasonable satisfaction of SP. The valuation for purchase of the remaining 49% interest in THCV shall be the trailing twelve month Adjusted EBITDA for the facilities identified on Schedule 7.2.1 (and for Parkview and/or Lafayette Villa if those facilities are leased by THCV at the time of exercise) multiplied by 7.5, then by 49%. Absent deferral by SP, said consideration shall be paid to SP in cash on the date of the closing of the exercise of the option or put, which closing shall occur within thirty (30) days after exercise.

          7.2.2 In the event that THC exercises its option prior to January 1, 2002, the valuation for the projects identified in Schedule 7.2.2 at the option of SP shall be deferred until twelve months after stabilization (stabilization being defined as the first day following the earlier of twelve months of operation or achieving 92% occupancy.) In no event shall the valuation deferral extend past June 30, 2003. In the event of deferral of valuation under this paragraph, payment with respect to the facilities for which valuation was deferred shall be made by THC within thirty (30) days after the valuation date.
     7.3 Right of First Refusal on Future Projects; Obligation to Manage.
          7.3.1 SPMC’s and its affiliates’ new development and acquisition of nursing home projects will be offered exclusively to THC for THC to exercise its right of first refusal. SPMC’s offer shall be on the following basis, but THC shall not be under an obligation to accept said offer:
               (a) A lease rate equal to the total project cost (approved in advance by THC) at SPMC’s and its affiliates’ best available cost of debt including best amortization period, x 1.25.
               (b) The leases shall be structured as operating leases with escalators and purchase options similar to the leases specified on Schedule 1.1. THC is also hereby granted rights of first refusal to lease the projects in the James R. Smith Portfolio of Owned Projects upon expiration of any existing leases in the James R. Smith Portfolio of Owned Projects. The James R. Smith Portfolio of Owned Projects shall include those projects owned in whole or in part by entities in which James R. Smith has voting control or otherwise has rights to control future development of the projects as identified on Schedule 7.3.1(b) attached hereto. If a project from the James R. Smith Portfolio of Owned Projects is purchased or leased by THC, SPMC shall be eligible to participate in Section 7.7 herein as indicated. In the event that THC elects not to lease projects presented which are in the market areas of Pennsylvania, Virginia, West Virginia, North Carolina, South Carolina, Tennessee and Florida, or in states which at the time of presentation are in the current market area of THC, THC agrees, at the option of SP, to manage the facilities of SPMC or its affiliates at a management fee equal to 4% of revenue with the potential to earn a management bonus, as hereafter defined, if the facility achieves mutually agreed performance targets. The Management Bonus shall be equal to the lower of 1% of net revenues or 50% of cash flow after payment of debt service and the 4% management fee. This obligation to manage may be extended to the first seven projects presented by SPMC to THC. Projects presented thereafter will be negotiated by the parties on a facility by facility basis. THC shall have no obligation to manage any facility which is subject to any assessed fines against it in an amount in excess of $50,000, any ban on admissions, any notification of actions to terminate the Medicare, Medicaid or other third party provider agreements and/or the license of the Facility, or if any such of the abovementioned actions have occurred within the twelve months preceding the management event.
               (c) SPMC may grant THC the right to participate in the ownership of the real estate on a 50/50 basis with SPMC at the same agreed upon lease rate of 1.25 for all nursing home projects.
               (d) THC shall have the option, at the expiration of the fourth year from any new lease date, or earlier, in the event of a THC IPO, to purchase from the owners thereof any and all of the underlying assets owned by the lessors of said leases for the property subject to business and operating contracts that may be initiated pursuant to this Section, at an agreed upon price at the time of the execution of the new lease.
               (e) The rights and obligations specified in this Section 7.3 shall survive five years from the Closing Date.
          7.3.2 SPMC’s and its affiliates’ new development and acquisition of independent living and assisted living projects within fifteen miles of any then existing THC or THCV project will be offered exclusively to THC for THC to exercise its right of first refusal. SPMC’s offer shall be on the following basis, but THC shall not be under an obligation to accept said offer:
               (a) For those assisted living projects that SPMC or any affiliate develops, THC shall have the right of first refusal to lease or purchase the project on the terms and conditions as follows, chosen by SPMC:
     (i) The lease rate will be equal to the total project cost, which project cost will be approved in advance by THC at SPMC’s best available cost of debt including best amortization x 1.25 plus a return to SPMC of 25% per annum on the equity in the project in excess of 5% of the project cost, but not to exceed 15% of such project cost; however, THC shall have the right to submit a letter of credit or other collateral equal to 10% of the project cost, at which time the lease rate would be 1.25 pursuant to the calculation in this Section 7.3.2(a)(i); or
     (ii) The lease rate will be equal to the total project cost which project cost will be approved in advance by THCV at SPMC’s best available cost of debt including best amortization x 1.35, and SPMC will provide THC with the option to contribute 50% of the difference between the total project cost and available third party financing in return for 50% of the ownership of the underlying assisted living assets acquired or developed by SPMC; or
               (b) Independent living facilities will be offered on a right of first refusal basis upon the same terms and conditions as offered to third parties.
               (c) THC shall have the option, at the expiration of the fourth year from any new lease date, or earlier, in the event of a THC IPO, to purchase from the owners thereof any and all of the underlying assets owned by the lessors of said leases for the property subject to business and operating contracts that may be initiated pursuant to this Section, at an agreed upon price at the time of the execution of the new lease.
               (d) THC will not have any rights with respect to any assisted or independent living facility associated with the Williamsburg Nursing Home facility.
               (e) For those assisted living projects that SPMC or any affiliate develops outside of the fifteen mile radius discussed in 7.3.2, THC shall have the right of first refusal upon the same terms and conditions as offered to third parties. In the event that such a project is consummated upon the same terms and conditions as offered to third parties, SPMC shall not be entitled to incentive warrants as set forth in Section 7.7. However, if an assisted living project is consummated within the market area pursuant to one of the options set forth in 7.3.2(a), SPMC shall be entitled to the incentive warrants as set forth in Section 7.7.
     7.4 Development Rights.

          THC grants SPMC an exclusive right to develop new THC projects or to expand existing THCV projects in the market area of THCV as identified in Paragraph 7.3.1(b) herein, or in any current market area of THC at the time of presentation, under the provisions specified in Paragraph 7.3 in its entirety. If THC controls and introduces the project to SPMC, then the choice of alternatives under Section 7.3 shall be at the option of THC. All of the above applies for a five year period from the Closing Date.
     7.5 Non-Competition.
(a) Neither SPMC nor any of its subsidiaries or affiliates shall develop, acquire, or in any way have an ownership or management interest in any nursing home, assisted living, or independent living facility or project, other than such facilities or projects that have been offered to THC as provided in Sections 7.3 and 7.4, that is within a five mile radius of any existing THC facility or THC project for a period of five years from the date of the Closing, within the market area described in Section 7.3.1(b).
(b) Neither SPMC nor any of its subsidiaries or affiliates shall develop, acquire, or in any way have an ownership or management interest in any nursing home, assisted living, or independent living facility or project, other than such facilities or projects that have been offered to THC as provided in Sections 7.3 and 7.4, that is between a five and fifteen mile radius of any existing THC facility or THC project for a period of five years from the date of the Closing, within the market area described in Section 7.3.1(b). If such a facility is offered by SPMC to THC and

THC rejects said project, SPMC may proceed with the project, so long as it is not within the five mile radius of any existing facility or THC project.
(c) Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit SPMC from developing, acquiring, or in any way having an ownership or management interest in any nursing home, assisted living, or independent living facility or project for which written commitments have been executed prior to the execution of this Agreement as set forth on Schedule 7.5(c).
     7.6 Incentive Fee.
          As an incentive for SPMC to bring acquisition candidates to THC, THC shall pay SPMC a finder’s fee based on the purchase price of an acquisition which actually closes and which is a direct result of a lead provided by SPMC. No other finder’s fee or broker’s fee will be paid to any other party by THC. The fee shall be calculated as 2% of the purchase price for the acquisition upon closing of said acquisition. SPMC may elect to accept the incentive warrants specified in Paragraph 7.7 in lieu of the incentive fee, but shall not be entitled to both. The incentive fee for third party lease transactions payable by THC to SPMC shall be calculated on the basis of 2% of the accumulated lease payments for an imputed or actual ten year term.
     7.7 Incentive Warrants.
     Except as qualified in Section 7.3.2(e), as an incentive for SPMC to bring development projects and acquisitions to THC, SPMC shall be eligible to receive warrants to purchase ___ shares of common stock, which amount equals 4% of the fully diluted outstanding shares of common stock and common stock equivalents (excluding any non-vested options or shares of Lawrence R. Deering and Joseph D. Conte) of THC at the time of the Closing of the transaction contemplated under this Agreement, at the strike price of $.40 per share. The warrants shall be issued upon (i) the consummation by THC of an acquisition previously introduced by SPMC at the rate of ____ shares (one-twelfth of the total number of shares eligible to be granted pursuant to this Agreement) per acquisition; or (ii) the lease of a developed project which is completed by SPMC at the rate of _____ shares (one-twelfth of the total number of shares eligible to be granted pursuant to this Agreement) per development project; or (iii) the lease or purchase of a project which is part of the James R. Smith Portfolio of Owned Projects, as defined herein, at the rate of ___ shares (one-twenty-fourth of the total number of shares eligible to be granted pursuant to this Agreement) per project or acquisition; or (iv) in the event that a lease or purchase project from the James R. Smith Portfolio of Owned Projects or from any other source includes the addition or development of new beds, and thereby becomes a development project, SPMC shall be entitled to ___ shares (one-twelfth of the total number of shares eligible to be granted pursuant to this Agreement per project). Eligible development projects shall include only free standing facilities originated by THC but shall exclude third party leases introduced by SPMC. The warrants shall be exercised within ten years of the Closing Date of this Agreement or shall be extinguished. The warrants may be exercised by (i) the aggregate strike price in cash or (ii) by SPMC electing to have shares of common stock otherwise issuable upon exercise of the warrants and having a fair market value equal to the aggregate strike price for the warrants being exercised withheld by THC. The warrants shall further include piggyback registration rights with respect to the shares underlying the warrants. THC shall pay the costs and expenses (other than underwriting discounts or commissions) of any such registration and the registration rights shall be subordinate to those previously granted to the Health Care REIT, Inc., Behrman Capital II,

L.P. and Strategic Entrepreneur Fund II, L.P. The warrants shall contain anti-dilution provisions similar to those granted by THC to the Health Care REIT, Inc.; provided, however, that the anti-dilution provisions shall not apply to: (i) the issuance or sale of securities to any party that is a shareholder or affiliate thereof of THC on the date hereof; (ii) to any issuance or sale of shares of common stock, options or other securities to any director, officer, employee or consultant of THC pursuant to any employee benefit plan or agreement approved by the Board of Directors of THC; or (iii) issuance of securities as consideration in an acquisition, merger or consolidation. The warrants will have the right to be included in any private sale of stock by certain shareholders of THC.
     7.8 Option to Purchase.
          At the expiration of the fourth year from the Closing Date of this Agreement, or earlier, in the event of a THC IPO, THC shall have the following options: (i) to purchase from the owners thereof any and all of the underlying assets owned by the lessors for the properties subject to business and operating contracts identified on Schedule 1.1, pursuant to the terms and conditions as set forth in the respective Schedules 7.8 attached hereto, evidencing the separate option agreements, for a total consideration of $48 million, (ii) to purchase Lafayette Villa for $8.9 million pursuant to the terms and conditions as set forth in Schedule 7.8(ii) attached hereto; and (iii) to receive an assignment of GDC’s option to purchase the stock of T&V Realty, the owner of the underlying assets for the Parkview nursing facility, pursuant to the terms and conditions as set forth in Schedule 7.8(iii) attached hereto. THC shall have the option to exercise 7.8(i) above, without having to exercise options 7.8(ii) or 7.8(iii); however, THC shall not have the right to exercise options 7.8(ii) or 7.8(iii) without also exercising 7.8(i).

     7.9 Personnel Matters.
          THC agrees to enter into an employment agreement with Deborah Petrine containing terms described on Schedule 7.9. Nothing herein shall be construed to create or imply a third party beneficiary contract or other obligation, including a contract for the benefit of such employees.
     7.10 Budget.
          THC shall not permit THCV to include in any budget any item which is not reimbursable by Medicaid without the prior written consent of SP, provided that THCV shall not be required to seek the consent of SP for any single item of $10,000 or less, unless the aggregate of all such items in any calendar year is $50,000 or more. If THCV includes any such item without the approval of SP and if such item results in a loss, then such loss shall not be included in any calculation of value of SP’s interest in connection with the purchase by THC of SP’s membership interest pursuant to Section 7.1.
     7.11 Operating and Consultant Agreement.
          The parties agree that the Operating Agreement for THCV shall be in the form attached hereto at Schedule 7.11. THC and SP may mutually agree that THC and SP should provide supplemental consulting or management services to THCV, for which THCV will pay a fee, which fee shall not be included as an expense of the Operating Companies for purposes of valuation calculations under Paragraph 7.2 above. At any time on or after January 1, 2002, that Available Cash Flow, as defined below, for the facilities identified in Schedule 7.2.1, is positive for the period from Closing under this Agreement to that time, THCV shall distribute to its members in proportion to their membership interests any Available Cash Flow generated by the facilities on Schedule 7.2.1, ninety (90) days after the audit of THCV. Available Cash Flow shall be defined as the Adjusted EBITDA for the period less the sum of (i) any additional management or consulting fees paid to THCV, THC or SP pursuant to this paragraph; (ii) any unreimbursed interest or taxes paid or owed by or on behalf of the facilities on Schedule 7.2.1; (iii) changes in working capital; (iv) capital expenditures; (v) mandatory repayment of debt; and (vi) plus any cash utilized to operate projects other than cash used for facilities identified in Schedule 7.2.1. All of the foregoing shall be computed in accordance with GAAP in the ordinary course of business.
8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THC
     The obligations of THC thereunder shall be subject to the following conditions, any or all of which may be waived in writing by THC:
     8.1 Accuracy of Representations and Warranties.
          Each of the representations and warranties of SPMC, Colonial, SP, the Operating Companies and James R. Smith contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date and SPMC, Colonial, SP, the Operating Companies and James R. Smith shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by them on or prior to the Closing Date.
     8.2 No Adverse Change.

          Since the date hereof, there shall have been no material adverse change in the financial condition, assets or liabilities of Colonial, SP, SPMC, the Operating Companies and James R. Smith.
     8.3 No Loss.
          Since the date hereof, Colonial, SPMC, SP, the Operating Companies and James R. Smith shall not have suffered any loss on account of fire, flood, accident, strike or other calamity which has a material adverse effect on the financial condition or any assets of any of them, whether or not such loss shall have been covered by insurance.
     8.4 Officer’s Certificate.
          Each of SPMC, Colonial, SP, the Operating Companies and James R. Smith shall have executed and delivered to THC on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to THC and its legal counsel, to the effect that each of the provisions of Sections 8.1, 8.2 and 8.3 of this Article 8 is true and correct in every respect.
     8.5 No Injunction.
          No action, proceeding or investigation shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.
     8.6 Good Standing.
          SPMC, Colonial, SP and the Operating Companies shall have delivered to THC a good standing certificate and certified charter documents of SPMC, Colonial, SP and the Operating Companies each of recent date, from the Secretary of the Commonwealth of Virginia and a good standing certificate for SPMC, Colonial, SP and the Operating Companies of recent date from each jurisdiction in which SPMC, Colonial, SP and the Operating Companies are qualified to do business.
     8.7 Opinion of Counsel.
          SPMC, Colonial, SP, the Operating Companies and James R. Smith shall have furnished to THC and to any of THC’s lenders designated by THC, on the Closing Date, an opinion of their counsel substantially in the form of Schedule 8.7 hereto. THC’s lenders shall be entitled to rely upon said opinion and upon request of THC, counsel to SPMC, Colonial, SP, the Operating Companies and James R. Smith shall address said opinion to THC and to any person or entity providing funds to THC in connection with the transactions contemplated hereby.
     8.8 Health Care REIT Approval.
          The Health Care REIT shall have approved this Agreement and the transactions contemplated by THC hereby, if required, by January 20, 1999.
     8.9 Consents and Proceedings.
          Colonial, SP, the Operating Companies and James R. Smith shall have obtained all of the consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and to perform its or his obligations hereunder and all actions, proceedings, instruments and documents reasonably deemed necessary or appropriate by THC and its counsel to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto, shall have been obtained.
     8.10 Resignations and Amendments.
          Colonial, SP, the Operating Companies and James R. Smith shall cause to be delivered at the Closing the resignations, to become effective at the Closing, of those directors and officers and managers of Colonial and the Operating Companies designated by THC. THC acknowledges that various persons may resign as officers and directors irrespective of THC’s designations. Further, Colonial and the Operating Companies shall amend their Operating Agreements to provide for THCV as the Manager of each, effective as of the Closing.
     8.11 Due Diligence Review.
               THC shall have completed its due diligence review of Colonial, SP, and the Operating Companies and be satisfied in its sole discretion with the results thereof, provided that THC will waive any objections based on its due diligence review unless those objections are made in writing no later than 5 p.m. on January 20, 1999.
     8.12 Environmental Audit.
          Except as set forth in Sections 1.11 and 1.12, THC shall have received the results of an environmental audit of all of Colonial’s, SP’s and the Operating Companies’ leased or managed real property and THC and lender shall be satisfied, in their discretion, with the results thereof.
     8.13 Uniform Commercial Code Searches.
          Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of THC) of filings made pursuant to Article 9 thereof in all jurisdictions where any assets of SPMC, Colonial, SP, the Operating Companies and James R. Smith are located, in form, scope and substance reasonably satisfactory to THC and its counsel, shall not disclose any liens, claims, security interests or encumbrances against any of such assets disclosed thereby except liens, claims, security interests or encumbrances that are released or terminated by Colonial, SP and the Operating Companies prior to or at the time of Closing.

     8.14 Operating Leases.
          THCV or its designee will enter into the operating leases and management agreements relating to the projects identified in Schedule 1.1 However, Colonial, SP or the Operating Companies shall renegotiate said leases to include the provisions set forth on Schedule 8.14. The existing leases and leases under SPMC development will be amended to contain purchase options and escalation provisions satisfactory to THC and the owners of the real estate. Upon execution of the option or put specified in Article VII herein, THC shall fully guaranty the leases.
     8.15 Section 1.2.
          The provisions for transfer under Section 1.2 herein shall have been accomplished prior to the Closing Date.
     8.16 Schedules and Exhibits.
          THC shall have reviewed and accepted in its reasonable discretion, all Schedules and Exhibits to be attached hereto on or before January 20, 1999. THC’s objections to the Schedules and Exhibits cannot be based on information disclosed and not objected to by THC by January 20, 1999.
     8.17 Augusta.
          THC shall have received reasonable assurances that the Medicare certification for SP Fishersville, LLC, will be received by February 28, 1999.

9. CONDITIONS TO THE OBLIGATIONS OF SPMC, COLONIAL, SP, THE
OPERATING COMPANIES, AND JAMES R. SMITH
     The obligations of SPMC, Colonial, SP, the Operating Companies, and James R. Smith shall be subject to the following conditions, any or all of which may be waived in writing by THC:
     9.1 Accuracy of Representations and Warranties.
          Each of the representations and warranties of THC set forth in Article 4 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date and THC shall have in all respects performed and complied with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by THC on or prior to the Closing Date.
     9.2 Officers’ Certificate.
          An executive officer of THC shall have executed and delivered to SPMC, Colonial, SP, the Operating Companies, and James R. Smith on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to them and their legal counsel, to the effect that the provisions of Section 10.1 hereof are true and correct in every respect.
     9.3 No Injunction.
          No action, proceeding or investigation shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.
     9.4 Deliveries by THC.
          THC shall have delivered to SPMC, Colonial, SP, the Operating Companies, and James R. Smith the following:

          (a) good standing certificate of THC from the Secretary of the Commonwealth of Pennsylvania; and
          (b) copies of the resolutions duly adopted by the board of directors and shareholders of THC authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary or Assistant Secretary of THC which shall be in full force and effect at the time of delivery on the Closing Date.
     9.5 Opinion of Counsel.
          THC shall have furnished to SPMC, Colonial, SP, the Operating Companies, and James R. Smith, on the Closing Date, an opinion of their counsel, Buchanan Ingersoll Professional Corporation, substantially in the form of Schedule 9.5 hereto.
10. MUTUAL COVENANTS
     10.1 Access to and Use of Information.
          From the date hereof to the Closing Date, THC and its officers, directors, agents, lenders, employees and representatives shall have the right at any time during normal business hours (in a manner that does not unreasonably interfere with SPMC’s, Colonial’s, SP’s and the Operating Companies’ business operations) with reasonable advance notice, to visit and inspect Colonial’s, SP’s and the Operating Companies’ offices and properties and to examine and make excerpts from their books, contracts, accounts and records, and to request and receive from Colonial, SP and the Operating Companies information concerning its business, operations and financial condition. No such visit, inspection, excerpting or receipt of information shall affect in any manner any of the representations, warranties, covenants, agreements or stipulations of Colonial, SP and the Operating Companies under this Agreement or constitute any waiver thereof by THC. Should the transactions contemplated hereby not be consummated for any reason, all information received from Colonial, SPMC or the Operating Companies, SP (and all copies thereof) shall be immediately returned to Colonial, SP or the Operating Companies. All such information shall be held in strict confidence by THC and THC shall not use any of such information itself nor disclose any such information to others without Colonial’s, SP’s or the Operating Companies’ written consent unless (i) the information in question is, or becomes, public knowledge without fault of THC, or (ii) was known to THC at the time obtained from Colonial, SP or the Operating Companies, or (iii) is rightfully obtained from a third party with no restriction on disclosure.
     10.2 Further Mutual Covenants.
          THC, SPMC, Colonial, SP, the Operating Companies and James R. Smith shall refrain from taking any action which would render any representations or warranties contained in Articles 2 or 3 of this Agreement inaccurate as of the Closing Date and shall promptly notify the other party upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.
11. EXPENSES

     Except as set forth in this Article 11, SP shall pay all fees and expenses incurred by SP, Colonial or the Operating Companies in connection with the transactions provided for hereunder, including the fees and expenses of SPMC, Colonial and SP’s counsel and accountants and any stamp or transfer tax resulting from the acquisition of the 51% THCV membership interest hereunder; and THC shall pay all expenses incurred by it in connection with the transactions provided for hereunder, including the fees and expenses of its counsel, accountants.
12. TERMINATION
     This Agreement may be terminated and the transactions contemplated hereby abandoned prior to Closing:
(i)	by the mutual consent of Colonial and SP and THC;

(ii)	by THC if any condition in Article 8 becomes impossible of performance or has not been satisfied in full or previously waived by THC in writing at or prior to January 31, 1998, provided that the approval required in Section 8.8 must be satisfied by January 22, 1999 (the “Termination Date”); or

(iii)	by SP if any condition in Article 9 becomes impossible of performance or has not been satisfied in full or previously waived by SP in writing at or prior to the Termination Date.
     If this Agreement is terminated pursuant to clause (i) of this Article 12, all obligations of the parties hereunder shall terminate without any further liability or obligation of either party to the other, except that Section 10.1 (excluding the first two sentences thereof) and Articles 11, 13 and 14 of this Agreement shall survive and continue in full force and effect notwithstanding such termination. Except as limited by the preceding sentence, the exercise by any party of the right to terminate this Agreement shall not terminate or limit any remedy that such party may have at law or in equity by reason of another party’s breach of any obligation hereunder prior to such termination.
     Compliance with the terms and conditions of this Agreement may be waived at any time by the party entitled to the benefits thereof, but only by a written instrument executed by the party waiving compliance. Any waiver by either party hereto shall be without prejudice to such party’s future assertion of such rights, and any delay in exercising any right shall not operate as a waiver thereof.
13. ABSENCE OF BROKER OR FINDER
     THC represents and warrants that no person is acting or has acted for it as broker or finder in connection with the transactions provided for by this Agreement. Colonial and SP represent and warrant to THC that no person is acting or has acted for it as broker or finder in connection herewith.
14. NEWS RELEASES
     No notices to third parties or any publicity, including press releases, concerning any of the transactions provided for herein shall be made unless planned and coordinated jointly between THC, SPMC, Colonial, SP and James R. Smith.
15. NOTICES
     Any notice, request, demand or other communication given by any party under this Agreement (each a “notice”) shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party’s address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.
     Notice to THC shall be sufficient if given to:
Tandem Health Care, Inc.
Cherrington Corporate Center
200 Corporate Center Drive
Suite 360
Moon Township, PA 15108
Attention: Lawrence R. Deering
Fax: 412-269-1484
          with copies to:
Buchanan Ingersoll Professional Corporation
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219
Attention: Rosemary L. Corsetti
Fax: 412-562-1041
     Notice to SPMC, Colonial, SP and the Operating Companies and James R. Smith, shall be sufficient if given to:
James R. Pietrzak, President
Smith/Packett Med-Com, Inc.
4415 Pheasant Ridge Road, S.W.
Roanoke, VA 24014
          with copies to:

Genevieve K. Dybing
Mezzullo & McCandlish
1111 East Main Street, Suite 1500
P.O. Box 796
Richmond, VA 23218
Fax: (804) 775-3800
16. INDEMNIFICATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     16.1 Indemnity by SP and James R. Smith.
          SP and James R. Smith shall, jointly and severally, indemnify THC, THCV and their respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, expenses (including reasonable attorney’s fees and costs of suit) which may be asserted against, incurred or required to be paid by THC, THCV or its respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns by reason or on account of (a) any representation or warranty made by SPMC, Colonial, SP, the Operating Companies and James R. Smith herein being untrue or incorrect in any respect; (b) any failure by SPMC, Colonial, SP, the Operating Companies and James R. Smith to observe or perform their covenants and agreements set forth herein or in any agreement entered into pursuant to this Agreement; (c) liability claims for activities prior to Closing; (d) any additional Excluded Liabilities as set forth in Paragraph 1.10 herein.
     16.2 Indemnity by THC.
          THC shall indemnify SP and their agents, representatives, heirs and assigns against any and all claims, losses, liabilities, damages, expenses (including reasonable attorney’s fees and costs of suit) which may be asserted against, incurred or required to be paid by SP or their respective agents, representatives, heirs and assigns by reason or on account of (a) any representation or warranty made by THC herein being untrue or incorrect; or (b) any failure by THC to observe or perform its covenants and agreements herein or in any agreement entered into pursuant to this Agreement.
     16.3 Limitation of Indemnification Liability of SP and James R. Smith.
          (a) SPMC shall have no liability for indemnification hereunder with respect to any claim resulting from a breach of their representations and warranties set forth in this Agreement or for matters set forth in Sections 16.1(c) or (d) hereof unless SPMC, Colonial and SP or James R. Smith have been notified of the claim, in the manner provided under Article 15 hereof, and in accordance with the provisions of this Article 16, within the survival period specified in Section 16.5 hereof.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, SP and James R. Smith shall not be liable hereunder to THC for matters set forth in clauses (a) and (b) of Section 16.1 except to the extent that the losses, liabilities or damages incurred by THC for such matters shall exceed in the aggregate $50,000, in which event SP and James R. Smith shall be liable for any amount in excess thereof. This $50,000 basket shall not be applicable to the true up procedures set forth in Section 1.8, nor any tax liabilities that are an Excluded Liability under Section 1.10(c)(iii) and as discussed in Sections 16.6 and 16.8. James R. Smith hereby covenants that his individual net worth as of the Closing is $8,000,000, and that he will maintain said net worth, in that same amount, for the duration of the indemnity periods of this Agreement.
     16.4 Limitation of Indemnification Liability of THC.

          THC shall have no liability for indemnification hereunder with respect to any claim resulting from a breach of its representations and warranties set forth in this Agreement unless it has been notified of the claim, in the manner provided under Article 15 hereof, within the survival period specified in Section 16.5 hereof.
     16.5 Survival.
          All representations and warranties contained in or made pursuant to this Agreement or in any agreement, certificate, document or statement delivered pursuant hereto shall survive the Closing for a period of two years.
     16.6 Tax Indemnity.
          In addition to any other indemnification granted herein and notwithstanding the survival of any representation contained herein or the absence of any representation herein, SP and James R. Smith shall, jointly and severally, indemnify THC, THCV and its respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, expenses (including reasonable attorney’s fees and costs of suit) which may be asserted against, incurred or required to be paid by THC, THCV or their respective affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns relating to or with respect to taxes (as defined in Section 2.12 hereof) claimed or assessed (i) against THCV for any taxable period ending on or before the Closing Date, or (ii) against any of the Operating Companies and Colonial for any taxable period ending on or before the Closing Date.
     16.7 Indemnification Procedures.

          (a) Any party making a claim for indemnification under this Article 16 (“the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) of the claim in writing promptly after discovering the claim or receiving written notice of a claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof. The obligations and liabilities of the Indemnitor with respect to claims resulting from the assertion of liability by any third party shall be subject to the following terms and conditions:
          (b) In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) by the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense unless the Indemnitor has failed or refused to perform its obligations under the preceding sentence or unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding. In such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the Indemnitor. The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The Indemnitee shall make available to the Indemnitor and its attorneys and accountants all books and records of the Indemnitee relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.
          (c) The Indemnitee shall not make any settlement of any claims without the written consent of the Indemnitor. The Indemnitor shall have the right at its own expense to settle any claim on such terms and conditions as the Indemnitor may deem acceptable, provided that the settlement does not impose any legal obligations upon the Indemnitee.
          (d) Should SP or James R. Smith notify THC that any claim in respect of which SP or James R. Smith are the Indemnitor is covered in whole or in part by an occurrence policy of insurance (or a claims-made policy of insurance which has been converted to an occurrence policy through the purchase of so-called tail coverage or any other similar arrangement) which was in effect on or prior to the Closing Date, THC shall cause THCV to reasonably cooperate with SP and James R. Smith (including, without limitation, by the filing and pursuit of lawful claims upon insurers). Without limiting the SP or James R. Smith indemnification obligations to THC under this Agreement, any amounts actually received by THCV shall either (at SP’s or James R. Smith’s election) be retained by THCV and applied to reduce SP’s or James R. Smith’s indemnification obligations or be paid to SP and James R. Smith. If in respect of any claim THCV shall have any right of recourse to a third party, SP and James R. Smith shall be subrogated to all such rights.

     16.8 Off Set.
          In the event that THC or THCV incur any tax liability as an Excluded Liability under Section 1.10(iii) as a result of the use of THC’s capital contribution and Promissory Note as discussed in Sections 1.6, 1.7 and 1.9 herein, THC or THCV shall have the right, in addition to the provisions of Section 16.1 and 16.6, to off set said tax liability from any amounts THC may owe SP on the Promissory Note set forth in Section 1.6(b)(ii).
17. FURTHER ASSURANCES
     Each party shall, upon request of any of the other parties hereto, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may reasonably be necessary or appropriate to carry out the provisions and intent of this Agreement.
18. MISCELLANEOUS
     18.1 Governing Law.
          This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to any jurisdiction’s conflicts of laws provisions. The Commonwealth of Virginia shall also be the appropriate forum as to venue and jurisdiction over the parties hereto.
     18.2 Counterparts/Use of Facsimiles.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. The reproduction of signatures by means of a telecopying device shall be treated as though such reproductions are executed originals and each party hereto covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five days following transmittal by facsimile.
     18.3 Entire Agreement.
          This Agreement constitutes the entire agreement of the parties hereto respecting its subject matter and supersedes all negotiations, preliminary agreements and prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof. This Agreement may be amended, modified, or supplemented only by a writing signed by all parties by their duly authorized representatives. Any party may waive the benefit of a term or condition of this Agreement and such waiver will not be deemed to constitute the waiver of another breach of the same, or any other, term or condition. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Agreement.
     18.4 No Presumption Against Draftsman.
          There shall be no presumption against any party on the ground that such party or its counsel was responsible for preparing this Agreement or any part hereof.
19. SUCCESSORS AND ASSIGNS
          This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto, but shall not be assigned by any party hereto without the prior written consent of the other parties. Notwithstanding the foregoing, THC may collaterally assign any or all of its rights, to one or more persons or entities who provide funds to THC in connection with the transactions contemplated by this Agreement, or to a wholly owned subsidiary of THC, or both.
20. EFFECT OF INVESTIGATION
     Any inspection, preparation, or compilation of information or schedules, or audit of the inventories, properties, financial condition, or other matters relating to Colonial, SP or the Operating Companies conducted by or on behalf of THC pursuant to this Agreement shall in no way limit, affect, or impair the ability of THC to rely upon the representations, warranties, covenants, and agreements of Colonial, SP, the Operating Companies and James R. Smith set forth herein.
21. KNOWLEDGE
     The term “knowledge” as used in this Agreement shall mean the knowledge of a party after due investigation of the subject matter relating thereto.
22. SCHEDULES AND EXHIBITS
     The parties agree that all Schedules and Exhibits that are not affixed hereto at the time of the execution of this Agreement shall be so affixed on or before January 22, 1999. All Schedules and Exhibits must be consented to by the parties hereto by that date.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

TANDEM HEALTH CARE, INC.
By:	/s/ Lawrence R. Deering
Lawrence R. Deering, Chairman and CEO

COLONIAL CARE, LLC
By:	/s/ James R. Smith
James R. Smith, CEO

SMITH/PACKETT MED-COM, INC.
By:	/s/ James R. Piehzak
James R. Piehzak, President

SP ENTERPRISES, LLC
By:	/s/ James R. Smith
James R. Smith, Manager

JAMES R. SMITH
By:	/s/ James R. Smith
James R. Smith

SP GRAYSON, LLC
By:	/s/ James R. Smith
James R. Smith, Manager

GENERATION LEASING COMPANY, II, LLC
By:	/s/ James R. Smith
James R. Smith, Manager

GENERATION DEVELOPMENT COMPANY, LLC
By:	/s/ James R. Smith
James R. Smith, Manager

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

TANDEM HEALTH CARE, INC.
By:	/s/ Lawrence R. Deering
Lawrence R. Deering, Chairman and CEO

COLONIAL CARE, LLC
By:	/s/ Deborah L. Petrine
Deborah L. Petrine, President

SMITH/PACKETT MED-COM, INC.
By:	/s/ James R. Piehzak
James R. Piehzak, President

SP ENTERPRISES, LLC
By:	/s/ James R. Smith
James R. Smith

JAMES R. SMITH
By:	/s/ James R. Smith
James R. Smith

SP GRAYSON, LLC
By:	/s/ James R. Smith
James R. Smith

GENERATION LEASING COMPANY, II, LLC
By:	/s/ James R. Smith
James R. Smith

GENERATION DEVELOPMENT COMPANY, LLC
By:	/s/ James R. Smith
James R. Smith

SP FISHERSVILLE, LLC
By:	/s/ James R. Smith
James R. Smith

SP NEWPORT NEWS, LLC
By:	/s/ James R. Smith
James R. Smith

SP KINGS DAUGHTERS, LLC
By:	/s/ James R. Smith
James R. Smith

SP WILLIAMSBURG, LLC
By:	/s/ James R. Smith
James R. Smith

SP WINDSOR, LLC
By:	/s/ James R. Smith
James R. Smith

SP LAFAYETTE VILLA, LLC
By:	/s/ James R. Smith
James R. Smith